Private and Confidential
DATED 1 February 2011
STEALTHGAS INC.
as Borrower
- and -
THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Banks
- and -
DVB BANK SE, Nordic Branch
as Arranger, Underwriter,
Agent and Security Trustee

LOAN AGREEMENT

in respect of a loan of up to USD49,500,000 in three advances to part-finance the acquisition of three 5,000 cbm pressurised LPG carriers
PIRAEUS

THIS AGREEMENT is dated 1 February 2011 and made BETWEEN:
(1)	STEALTHGAS INC. as Borrower;

(2)	DVB BANK SE, Nordic Branch as Arranger, Underwriter, Agent and Security Trustee;

(3)	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in schedule 1 as Banks.

IT IS AGREED as follows:

1	PURPOSE AND DEFINITIONS

1.1	Purpose

This Agreement sets out the terms and conditions upon which the Banks agree, according to their several obligations, to make available to the Borrower a loan of up to forty nine million five hundred thousand Dollars (USD49,500,000) in three Advances for the purpose of enabling the Borrower to on-lend the same to three of its subsidiaries to part-finance the acquisition cost of three 5,000 cbm pressurised LPG carriers.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Account Bank” means Emporiki Bank of Greece S.A. acting for the purposes of this Agreement through its branch at 1, Korai Street, 105 64 Athens, Greece (or of such other address as may last have been notified to the other parties to this Agreement) or such other bank as may be designated by the Agent as the Account Bank for the purposes of this Agreement and which is of a rating acceptable to the Banks, in their sole discretion;

“Advance” means each of Advance A, Advance B and Advance C, and in the plural means all of them;

“Advance A” means the lesser of (i) sixteen million five hundred thousand Dollars (USD16,500,000) and (ii) 75% of the Market Value of “GAS ELIXIR” as determined on the relevant Drawdown Date and, as the context may require, means the principal amount thereof owing to the Banks under this Agreement at any relevant time;

“Advance B” means the lesser of (i) sixteen million five hundred thousand Dollars (USD16,500,000) and (ii) 75% of the Market Value of “GAS CERBERUS” as determined on the relevant Drawdown Date and, as the context may require, means the principal amount thereof owing to the Banks under this Agreement at any relevant time;

“Advance C” means the lesser of (i) sixteen million five hundred thousand Dollars (USD16,500,000) and (ii) 75% of the Market Value of “GAS MYTH” as determined on the relevant Drawdown Date and, as the context may require, means the principal amount thereof owing to the Banks under this Agreement at any relevant time;

“Agent” means DVB Bank SE, Nordic Branch acting for the purposes of this Agreement through its branch at Strandgaten 18, P.O. Box 701 S, 5807 Bergen, Norway (or of such other address as may last have been notified to the other parties to this Agreement) or such other person as may be appointed as agent by the Banks pursuant to clause 16.13;

“Approved Brokers” means Clarksons, Arrow, Braemar, Galbraiths, Poten, Laurentzen, ICAP Shipping Limited and Stemoco and any other sale and purchase shipbroker as the Agent and the Borrower may agree should be an Approved Broker for the purposes of this Agreement

“Approved Charterer” means, in relation to each Approved Employment Contract, such person as shall be acceptable to the Agent (acting on the instructions of the Banks) in its reasonable discretion;

“Approved Employment Contract” means, in respect of a Ship or a Collateral Ship, any time or bareboat charterparty or other contract of employment of such Ship which (a) provides for the relevant Ship to be taken on charter or other employment by an Approved Charterer and (b) has a tenor of more than twelve (12) months or is capable of exceeding 12 months on exercise of any options to renew or extend such tenor and (c) provides for charter hire to be paid to the Earnings Account owned by that Ship’s Owner and (d) otherwise as the Agent shall have approved in writing and on such terms as shall be acceptable to the Agent (acting on the instructions of the Banks) in its reasonable discretion;

“Arranger” means DVB Bank SE, Nordic Branch acting for the purposes of this Agreement through its branch at Strandgaten 18, P.O. Box 701 S, 5807 Bergen, Norway (or such other address as may last have been notified to the other parties to this Agreement);

“Authorised Person” means each person named as an Authorised Person in the Loan Administration Form who are authorised, on behalf of the Borrower, to request information or communicate generally with the Agent in relation to the administration of the Loan by the Agent during the Facility Period, and with whom the Agent will liaise in the first instance in relation to the administration of the Loan;

“Availability Period” means the period commencing on the date of this Agreement and ending on the earliest of (i) 31 October 2011, (ii) the Delivery Date in respect of the third Ship to be delivered by the Builder and (iii) any date on which (a) the amount of the Loan is equal to the Total Commitment or (b) the Total Commitment is reduced to zero pursuant to clauses 10.2 or 12;

“Banking Day” means a day on which dealings in deposits in USD are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in Frankfurt, Athens, London, Bergen and New York City (or any other relevant place of payment under clause 6);

“Banks” means the banks and financial institutions listed in schedule 1 and “Bank” means any of them;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means Stealthgas Inc., a corporation listed on NASDAQ and incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Majuro, 96960 MH, Marshall Islands;

“Borrower’s Security Documents” means, at any relevant time, such of the Security Documents as shall have been executed by the Borrower at such time;

“Break Costs” means the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever certified by any Bank at any time and from time to time as having been incurred by it in maintaining or funding the Loan or in liquidating or re employing fixed deposits acquired to maintain the same as a result of either:
(a)	any repayment or prepayment of the Loan or any part thereof otherwise than in accordance with, respectively, clause 4.1 or clause 4.2 whether on a voluntary or involuntary basis or otherwise howsoever or

(b)	the Borrower failing or being incapable of drawing the Loan after a Drawdown Notice has been given;
“Builder” means Kanrei Shipbuilding Co., Ltd., a company organised and existing under the laws of Japan, with its registered office at 676, Ebisu, Satoura-Cho, Naruto-City, Tokushima,-Prefecture, 772-0021, Japan;

“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;

“Charter Assignment” means the specific assignment of any Approved Employment Contract in relation to any Ship required to be executed hereunder by the Owner thereof in favour of the Security Trustee in such form as the Agent may require in its sole discretion;

“CHILTERN” means the 1997 built gas carrier named “CHILTERN” registered in the name of Luckyboy on the Bahamas flag with the name “CHILTERN”;

“Classification” means, in relation to each Ship, the highest class available for a vessel of her type with the relevant Classification Society or such other classification as the Agent shall, at the request of the Borrower, have agreed in writing shall be treated as the Classification in relation to such Ship for the purposes of the relevant Ship Security Documents;

“Classification Society” means, in relation to each Ship, any member of IACS which the Agent shall, at the request of the Borrower, have agreed in writing shall be treated as the Classification Society in relation to such Ship for the purposes of the relevant Ship Security Documents;

“Collateral Charter Assignment” means the second priority specific assignment of any Approved Employment Contract in relation to any Collateral Ship required to be executed hereunder by the Collateral Guarantor who is the owner thereof in favour of the Security Trustee in such form as the Agent may require in its sole discretion;

“Collateral General Assignment” means, in respect of each Collateral Ship, the second priority deed of assignment of its earnings, insurances and requisition compensation executed or to be executed by the Collateral Guarantor who is the owner thereof in favour of the Security Trustee in such form as the Agent may require in its sole discretion;

“Collateral Guarantee” means each unconditional, irrevocable and on demand payment guarantee of the obligations of the Borrower under this Agreement required to be executed by a Collateral Guarantor in favour of the Security Trustee in such form as the Agent may require in its sole discretion and in the plural means all of them;

“Collateral Guarantor” means each of the following corporations, each of which is incorporated in the Marshall Islands, and has its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960:
(a)	Luckyboy Inc.(“Luckyboy”);

(b)	Revolution Inc. (“Revolution”); and

(c)	Sound Effex Inc. (“Sound Effex”);
“Collateral Manager’s Undertakings” means, collectively, the undertakings and (in respect of the Technical Manager’s undertakings) assignments required to be executed respectively hereunder by the Technical Manager and the Commercial Manager in favour of the Security Trustee in respect of each of the Collateral Ships each in such form as the Agent may require in its sole discretion (and “Collateral Managers’ Undertakings” means all of them);

“Collateral Mortgage” means, in relation to each Collateral Ship, the second preferred mortgage of such Ship and deed of covenant collateral thereto (if applicable) required to be executed hereunder by the Collateral Guarantor who is the owner thereof in favour of the Security Trustee in such form as the Agent may require in its sole discretion, and in the plural means all of them;

“Collateral Ship” means each of ‘CHILTERN”, “GAS ASTRID” and “GAS EXELERO” and in the plural means all of them;

“Collateral Tripartite Deed” means a deed, containing inter alia a second priority assignment of any bareboat charterer’s interest in the Insurances of a Collateral Ship, to be made between the Collateral Guarantor who is the owner thereof, such bareboat charterer and the Security Trustee, in such form as the Agent may in its absolute discretion require;

“Commercial Manager” means in respect of each Ship and Collateral Ship, Stealth Maritime Corp. S.A. acting through its office at 331 Kifissias Avenue, 145 61, Athens, Greece or any other person appointed by an Owner, with the prior written consent of the Agent (such consent not to be unreasonably withheld), as the commercial manager of that Ship;

“Commitment” means, in relation to each Bank and in respect of the Loan, the amount set out opposite its name in the column headed “Commitment” in schedule 1 and/or, in the case of a Transferee Bank, the amount transferred as specified in the relevant Transfer Certificate, as reduced in each case by any relevant term of this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 6 signed by the Borrower;

“Contribution” means, in relation to each Bank, the principal amount of the Loan owing to such Bank at any relevant time;

“Creditors” means the Arranger, the Underwriter, the Agent, the Account Bank, the Security Trustee, the Banks and any Transferee Banks;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Delivery Date” means, in relation to a Ship, the date on which title to and possession of that Ship is transferred by the Builder to the relevant Owner, which is expected to be, in respect of ‘GAS MYTH”, during February 2011, in respect of “GAS ELIXIR”, during March 2011 and in respect of “GAS CERBERUS”, during July 2011;

“Dollars” and “USD” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

“Drawdown Date” means in relation to each Advance any date, being a Banking Day falling during the Availability Period, on which the relevant Advance is, or is to be, advanced to the Borrower;

“Drawdown Notice” means in relation to each Advance a notice substantially in the form of schedule 2;

“Earnings Account” means, in relation to each Owner, an interest bearing USD account opened by it with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be an Earnings Account for the purposes of this Agreement;

“Earnings Account Pledge” means, in respect of each Earnings Account, the first priority account charge required to be executed hereunder between the relevant Owner and the Agent in respect of the Earnings Accounts in such form as the Agent may require in its sole discretion;

“EBITDA” means the aggregate amount of combined pre-tax profits of the Group before extraordinary or exceptional items, interest, depreciation of asset values and amortisation of Indebtedness as shown, at any relevant time, by the Latest Accounts in respect of the Borrower;

“EIAPP Certificate” means the Engine International Air Pollution Prevention Certificate issued or to be issued pursuant to Annex VI of the International Convention for the Prevention of Pollution from Ship, MARPOL 73/78 (Regulations for the Prevention of Air Pollution from Ships) in relation to a Ship;

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention, preferential right, option, trust arrangement or security interest or other encumbrance, security or quasi-security, or arrangement conferring howsoever a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” means any agent or employee of the Borrower, any Owner or any other Relevant Company or any person having a contractual relationship with the Borrower,

any Owner or any other Relevant Company in connection with any Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Ship;

“Environmental Approvals” means all authorisations, consents, licences, permits, exemptions or other approvals whatsoever required under applicable Environmental Laws;

“Environmental Claim” means (i) any claim by, or directive from, any applicable Government Entity alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall include a claim for damages and/or direction for and/or enforcement relating to clean-up costs, removal, compliance, remedial action or otherwise) or (iii) any Proceedings arising from any of the foregoing;

“Environmental Incident” means, in relation to a Ship, regardless of cause, (i) any actual or threatened discharge or release of Environmentally Sensitive Material from the Ship; (ii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than the Ship which involves collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, where the Ship, the Managers and/or the relevant Owner and/or the Ship’s Operator are actually, contingently or allegedly at fault or otherwise howsoever liable (in whole or in part) or (iii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than the Ship and where the Ship is actually or potentially liable to be arrested as a result and/or where the Managers and/or the relevant Owner and/or the Ship’s Operator are actually, contingently or allegedly at fault or otherwise howsoever liable;

“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution, human or wildlife well-being or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

“Environmentally Sensitive Material” means oil, oil products or any other products or substance which are polluting, toxic or hazardous or any substance the release of which into the environment is howsoever regulated, prohibited or penalised by or pursuant to any Environmental Law;

“Event of Default” means any of the events or circumstances listed in clause 10.1;

“Execution Date” means the date on which this Agreement has been executed by all the parties thereto;

“Existing Loan Agreement” the loan agreement dated 18 February 2009 (as amended by a supplemental agreement dated 3 June 2009) made between (1) the Borrower as borrower, (2) the banks and financial institutions listed in schedule 1 thereto as lenders, (3) DVB Bank SE, Nordic Branch as arranger and agent, (4) DVB Bank SE, Nordic Branch as security trustee and (5) DVB Bank SE, Nordic Branch as swap bank;

“Facility Period” means the period starting on the date of this Agreement and ending on such date as all obligations whatsoever of all of the Security Parties under or pursuant to the Security Documents whensoever arising, actual or contingent, have been irrevocably paid, performed and/or complied with;

“Flag State” means Liberia or such other state or territory reasonably agreed by the Agent, at the request of the Borrower, as the “Flag State” of the Ships for the purposes of the Security Documents;

“Free Cash Flow” means, at any time, in respect of the preceding four financial quarters of the Group the amount calculated by reference to the Latest Accounts of the Group to be (a) the aggregate gross revenue (as defined in the relevant Latest Accounts) including the net proceeds of any sale or total loss of a vessel (after payment of its mortgagee) of the Group actually received during such 12 month period less (b) the aggregate of (i) costs incurred by the Group related to the ownership and operation of ships and administrative expenses acceptable to the Agent (each as set out in the relevant Latest Accounts), (ii) Interest Expense net of Interest Income (as defined in the relevant Latest Accounts) of the Group and (iii) the aggregate of any principal amounts repaid to any lender by the Group or member thereof in respect of any Borrowed Money during such 12 month period;

“GAS ASTRID” means the 2009 built LPG carrier named “GAS ASTRID” registered in the name of Sound Effex on the Marshall Islands flag with the name “GAS ASTRID”;

“GAS CERBERUS” means the LPG carrier of approximately 5,000 cbm under construction by the Builder with Builder’s Hull No. K423 and to be purchased by Carinthia pursuant to the Gas Cerberus Shipbuilding Contract and registered on the Liberian flag with the name “GAS CERBERUS”;

“Gas Cerberus Shipbuilding Contract” means the contract dated 25 February 2008 made between the Seller as seller and Carinthia as buyer for the construction by the Builder and the purchase by Carinthia of “GAS CERBERUS”;

“GAS EXELERO” means the 2009 built LPG carrier named “GAS EXELERO” registered in the name of Revolution on the Marshall Islands flag with the name “GAS EXELERO”;

“GAS ELIXIR” means the LPG carrier of approximately 5,000 cbm under construction by the Builder with Builder’s Hull No. K422 and to be purchased by Rising Sun pursuant to the Gas Elixir Shipbuilding Contract and registered on the Liberian flag with the name “GAS ELIXIR”;

“Gas Elixir Shipbuilding Contract” means the contract dated 25 February 2008 made between the Seller as seller and Rising Sun as buyer for the construction by the Builder and the purchase by Rising Sun of “GAS ELIXIR”;

“GAS MYTH” means the LPG carrier of approximately 5,000 cbm under construction by the Builder with Builder’s Hull No. K421 and to be purchased by Pelorus pursuant to the Gas Myth Shipbuilding Contract and registered on the Liberian flag with the name “GAS MYTH”;

“Gas Myth Shipbuilding Contract” means the contract dated 25 February 2008 made between the Seller as seller and Pelorus as buyer for the construction by the Builder and the purchase by Pelorus of “GAS MYTH”;

“General Assignment” means, in respect of each Ship, the deed of assignment of its earnings, insurances and requisition compensation executed or to be executed by the relevant Owner in favour of the Security Trustee in such form as the Agent may require in its sole discretion;

“Government Entity” means any national or local government body, tribunal, court or regulatory or other agency and any organisation of which such body, tribunal, court or agency is a part or to which it is subject;

“Group” means the Borrower and all its Related Companies;

“Group Member” means any member of the Group;

“Guarantee” means each unconditional, irrevocable and on demand payment guarantee of the obligations of the Borrower under this Agreement required to be executed by a Guarantor in favour of the Security Trustee in such form as the Agent may require in its sole discretion and in the plural means all of them;

“Guarantor” means each of the following corporations, each of which is incorporated in Liberia and has its registered office at 80 Broad Street, Monrovia, Liberia:
(a)	Carinthia Inc. (“Carinthia”);

(b)	Pelorus Inc. (“Pelorus”); and

(c)	Rising Sun Inc.(“Rising Sun”);
“IAPP Certificate” means the International Air Pollution Prevention Certificate issued or to be issued pursuant to Annex VI of the International Convention for the Prevention of Pollution from Ship, MARPOL 73/78 (Regulations for the Prevention of Air Pollution from Ships) in relation to a Ship;

“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

“Intellectual Property” means:

(a) any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered; and

(b) the benefit of all applications and rights to use such assets of a Security Party;

“Interest Expense” means, for any relevant financial year, the aggregate interest payable by the Group and any Group Member on any Indebtedness during such period;

“Interest Payment Date” means the last day of an Interest Period and, if an Interest Period is longer than 3 months, the date falling at the end of each successive period of 3 months during such Interest Period starting from its commencement;

“Interest Period” means each period for the calculation of interest in respect of the Loan and each Advance ascertained in accordance with clauses 3.2 and 3.3;

“ISM Code” means in relation to its application to an Owner, a Ship and its operation the International Management Code for the Safe operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4th November 1993 and incorporated on 19th May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25th November 1995 as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” means, in relation to each Ship, the document of compliance (DOC) and safety management certificate (SMC) issued by a Classification Society pursuant to the ISM Code in relation to the Ship within the periods specified by the ISM Code;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulations issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of each Ship pursuant to the ISPS Code;

“Latest Accounts” means, in respect of any fiscal quarter, semester or year of the Group, the latest quarterly reports, annual reports or financial statements required to be prepared pursuant to clause 8.1.6;

“LIBOR” means, for a particular period, whichever the Agent shall nominate in respect of any Interest Period of:

(a)	the rate equal to the offered quotation for deposits in USD in an amount comparable with the amount in relation to which LIBOR is to be determined for a period equal to, or as near as possible equal to, the relevant period which appears on Reuters Screen LIBOR01 at or about 11.00 a.m. (London time) on the second Banking Day before the first day of such period (and, for the purposes of this Agreement, “Reuters Screen LIBOR01” means the display designated as “LIBOR01” on the Reuters Service or such other page as may replace LIBOR01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for USD); and

(b)	the rate per annum determined by the Agent to be the rate at which deposits in Dollars are offered to the Agent (without any obligation to take up that offer) in its ordinary course of business at or about 11.00 a.m. (London time) on the day on which quotations would ordinarily be given by brokers and/or leading banks in the London Interbank Market or European Interbank Market for deposits in the relevant currency to which such rate is to be determined for delivery on the first day of that period or, if the Agent obtains quotes from more than one broker and/or leading bank, then LIBOR shall be the arithmetic mean of those quotes;
“Loan” means as the context may require, the aggregate principal amount owing to the Banks under this Agreement at any relevant time;

“Loan Administration Form” means a letter substantially in the form set out in schedule 7 signed by the Borrower;

“Management Agreements” means, in relation to each Ship, the agreements between (i) the relevant Owner and the Technical Manager and (ii) the relevant Owner and the Commercial Manager, each in a form approved (such approval not to be unreasonably withheld) by the Agent (acting on the instructions of the Banks);

“Managers” means together, the Commercial Manager and the Technical Manager;

“Manager’s Undertakings” means, collectively, the undertakings and (in respect of the Technical Manager’s undertakings) assignments required to be executed respectively hereunder by the Technical Manager and the Commercial Manager in favour of the Security

Trustee in respect of each of the Ships each in such form as the Agent may require in its sole discretion (and “Managers’ Undertakings” means all of them);

“Margin” means (a) whilst the Borrower is listed as a public limited company on NASDAQ or any other stock exchange acceptable to the Banks, two point seven five per cent (2.75%) per annum and (b) three point seven five per cent (3.75%) per annum thereafter;

“Market Value” means, in relation to each Mortgaged Ship at any relevant time, the value thereof most recently determined in accordance with clause 8.2.2(b);

“MII & MAP Policy” means a mortgagee’s interest and pollution risks insurance policy (including additional perils (pollution) cover) in respect of the Ships to be effected by the Agent on behalf of the Banks on or before the first Drawdown Date and renewed or replaced annually thereafter and maintained throughout the Facility Period through such brokers, with such underwriters and containing such coverage as may be acceptable to the Agent in its sole discretion, insuring a sum of at least 110% of the aggregate of the Loan in respect of the mortgagee’s interest insurance and 110% of the aggregate of the Loan in respect of additional peril cover;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means, in relation to each Ship, the first preferred mortgage of such Ship required to be executed hereunder by the Owner thereof in favour of the Security Trustee in such form as the Agent may require in its sole discretion, and in the plural means all of them;

“Mortgaged Ship” means, at any relevant time, a Ship which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation (each such term as defined in the relevant Ship Security Documents) of which are subject to an Encumbrance pursuant to the relevant Ship Security Documents and a Ship shall, for the purposes of this Agreement, be regarded as a Mortgaged Ship as from the date that the Mortgage over that

Ship shall have been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid to the Agent pursuant to clause 4.3 following the sale or Total Loss of such Ship and (ii) the end of the Facility Period;

“NASDAQ” means the stock exchange run by the US National Association of Securities Dealers with the main exchange located in the United States of America, originally an acronym for the National Association of Securities Dealers Automatic Quotations;

“Notifying Bank” has the meaning given in clause 12.1 or clause 12.2 as the context requires;

“Operator” means any person who is from time to time during the Facility Period concerned in the operation of a Ship and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Owner” means, in relation to any Ship, the Guarantor which is at any relevant time the owner thereof;

“Permitted Encumbrance” means any Encumbrance in favour of the Creditors or any of them created pursuant to the Security Documents and Permitted Liens;

“Permitted Liens” means any lien on a Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Agent) exceeding the Casualty Amount (as defined in the Ship Security Documents for such Ship);

“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets, carries on, or has a place of business or is otherwise howsoever effectively connected;

“Principal Subsidiary” means any Subsidiary of the Borrower the value of whose total assets (as evidenced at any time by the Latest Accounts) exceeds 50% of the Total Assets;

“Proceedings” means any litigation, arbitration, legal action or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);

“Prohibited Person” means any person with whom transaction are currently prohibited or restricted under the Untied States of America sanctions administered by the United States of America Department of Treasury’s Office of Foreign Assets Control (OFAC), any other United States of American government sanction, export or procurement laws or any other sanctions or other such restrictions on business dealings imposed by a member state of the European Union, including a person on any list of restricted entities, persons or organisations published by the United States of America government, the United Nations or the European Union or any member state of the European Union, including without limitation:
(a)	the United States of America Government’s List of Specially Designated Nationals and Blocked Persons, Denied Persons list, Entitled List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List;

(b)	Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets;

(c)	the European Union Restricted Person Lists issued pursuant to Council Regulation (EC) No. 881/2002 of 27 May 2002, Council Regulation (EC) No. 2580/2001 OF 27 December 2001 and Council Common Position 2005/725/CFCP of 17 October 2005; and

(d)	the United Nations Consolidated List established and maintained by the 1267 Committee;
“Registry” means, in relation to a Ship, the office of such registrar, commissioner or representative of the Flag State who is duly authorised and empowered to register such Ship, the relevant Owner’s title to such Ship and the relevant Mortgage under the laws and flag of the relevant Flag State;

“Related Company” of any company in a company which is controlled or owned by that Company from time to time;

“Relevant Company” means any Security Party and any Principal Subsidiary;

“Repayment Dates” means, in respect of each Advance, subject to clause 6.3, each of the dates falling at three-monthly intervals after the Drawdown Date in respect of such Advance, up to and including the date falling on the earlier of (a) eighty four (84) months after such Drawdown Date and (b) 31 October 2018;

“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, Government Entity, central bank or other self-regulating or supra-national authority in order to enable the Borrower lawfully to borrow the Loan or draw any Advance and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or carry on its respective businesses and/or own its respective property or other assets and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Security Documents and/or to ensure the continuous validity and enforceability thereof;

“Required Security Amount” means the amount in USD (as certified by the Agent) which is, at any relevant time one hundred and twenty five per cent (125%) of the Loan;

“Requisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation howsoever for any reason of a Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Retention Account” means an interest bearing USD current account of the Borrower paying interest at a rate to be agreed between the Account Bank and the Borrower opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be the Retention Account for the purposes of this Agreement;

“Retention Account Pledge” means a first priority charge required to be executed hereunder between the Borrower and the Agent in respect of the Retention Account in such form as the Agent may require in its sole discretion;

“Retention Amount” means, in relation to each Advance and any Retention Date, such sum as shall be the aggregate of:
(a)	one-third (1/3rd) of the repayment instalment in respect of the relevant Advance falling due for payment pursuant to clause 4.1 (as the same may have been reduced by any prepayment) on the next Repayment Date for that Advance after the relevant Retention Date; and

(b)	the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of the relevant Advance during and at the end of each Interest Period current at the relevant Retention Date and, for this purpose, the expression “applicable fraction” in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Retention Dates falling within the relevant Interest Period;
“Retention Date” means, in relation to each Advance, the date falling thirty (30) days after the Drawdown Date in respect thereof and each of the dates falling at monthly intervals after such date and prior to the final Repayment Date of such Advance;

“Security Documents” means this Agreement, the Mortgages, the General Assignments, any Charter Assignment, any Tripartite Deed (in relation to a Ship which is subject to a bareboat charter), the Earnings Account Pledges, the Retention Account Pledge, the Managers’ Undertakings, the Collateral Guarantees, the Collateral Mortgages, the Collateral General Assignments, any Collateral Charter Assignment, the Collateral Managers’ Undertakings, the Guarantees, the Shares Pledges, any Collateral Tripartite Deed (in relation to a Collateral Ship which is subject to a bareboat charter) and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to govern and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower pursuant to this Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrower, the Managers, the Guarantors, the Collateral Guarantors or any other person who may at any time be a party to any of the Security Documents (other than the Creditors and any bareboat charterer);

“Security Trustee” means DVB Bank SE, Nordic Branch acting for the purposes of this Agreement through its branch at Strandgaten 18, P.O. Box 701 S, 5807 Bergen, Norway (or of such other address as may last have been notified to the other parties to this Agreement) or such other person as may be appointed as Security Trustee and trustee by the Banks and the Agent pursuant to clause 16.14;

“Security Value” means the amount in USD (as certified by the Agent) which is, at any relevant time, the aggregate of (a) the Market Value of the Mortgaged Ships and (b) the

market value of any additional security for the time being actually provided to the Creditors or any of them pursuant to clause 8.2;

“Seller” means Mitsubishi Corporation, a company organised and existing under the laws of Japan, with its registered office at 3-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan;

“Shares Pledge” means the first priority pledge of the shares of and in each Guarantor to be executed by the Borrower in favour of the Security Trustee in such form as the Agent may require in its sole discretion and in the plural means all of them;

“Ship” means each of “GAS CERBERUS”, “GAS ELIXIR” and “GAS MYTH” and in the plural means all of them;

“Ship Security Documents” means in relation to each Ship, the Mortgage, the General Assignment, the Charter Assignment (if any) and the Manager’s Undertakings in respect of such Ship;

“Shipbuilding Contracts” means, together, the Gas Cerberus Shipbuilding Contract, the Gas Elixir Shipbuilding Contract and the Gas Myth Shipbuilding Contract;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);

“Technical Manager” means in respect of each Ship and Collateral Ship any person appointed by an Owner, with the prior written consent of the Agent, as the technical manager of that Ship or Collateral Ship;

“Total Assets” and “Total Liabilities” mean, respectively, the total assets and total liabilities of the Group as evidenced at any relevant time by their respective Latest Accounts, in which they shall have been calculated by reference to the meanings assigned to them in accordance with US GAAP;

“Total Commitment” means, at any relevant time, the aggregate of the Commitments of all the Banks at such time;

“Total Loss” means, in relation to a Ship:
(a)	actual, constructive, compromised or arranged total loss of such Ship; or

(b)	Requisition; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship (other than Requisition) by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, unless such Ship be released and restored to the relevant Owner within thirty (30) days after such incident;
“Transfer Certificate” means a certificate in substantially the form set out in schedule 4;

“Transferee Bank” has the meaning set out in clause 15.3;

“Transferor Bank” has the meaning set out in clause 15.3;

“Tripartite Deed” means a deed, containing inter alia an assignment of any bareboat charterer’s interest in the Insurances of a Ship, to be made between the relevant Owner, such bareboat charterer and the Security Trustee, in such form as the Agent may in its absolute discretion require;

“Trust Deed” means a trust deed in the form, or substantially in the form, set out in schedule 5;

“Trust Property” means (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Creditors or any of them under or pursuant to the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Creditor in the Security Documents), (ii) all moneys, property and other assets paid or transferred to or vested in any Creditor (or anyone else on such Creditor’s behalf) or received or recovered by any Creditor (or anyone else on such Creditor’s behalf)

pursuant to, or in connection with, any of the Security Documents whether from any Security Party or any other person and (iii) all moneys, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Creditor (or anyone else on such Creditor’s behalf) in respect of the same (or any part thereof);

“Underlying Documents” means the Shipbuilding Contracts, any Approved Employment Contract and the Management Agreements;

“Underwriter” means DVB Bank SE, Nordic Branch acting for the purposes of this Agreement through its branch at Strandgaten 18, P.O. Box 701 S, 5807 Bergen, Norway (or such other address as may last have been notified to the other parties to this Agreement); and

“Unlawfulness” means any event or circumstance which either is or, as the case may be, might in the opinion of the Agent become the subject of a notification by the Agent to the Borrower under clause 12.1.
1.3	Construction

In this Agreement, unless the context otherwise requires:

1.3.1	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

1.3.2	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.3.3	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;

1.3.4	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority;

1.3.5	references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns and references to a Bank shall also include a Transferee Bank;

1.3.6	words importing the plural shall include the singular and vice versa;

1.3.7	references to a time of day are, unless otherwise stated, to London time;

1.3.8	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;

1.3.9	references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.3.10	references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

1.3.11	a certificate by the Agent as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrower except for manifest error;

1.3.12	if any document, term or other matter or thing is required to be approved, agreed or consented to by any Creditor such approval, agreement or consent must be obtained in writing unless the contrary is stated;

1.3.13	time shall be of the essence in respect of all obligations whatsoever of the Borrower under this Agreement, howsoever and whensoever arising; and

1.3.14	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.4	Accounting terms and references to currencies

All accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with US GAAP. Currencies are referred to in this Agreement by the three letter currency codes (ISO 4217) allocated to them by the International Organisation for Standardisation.

1.5	Contracts (Rights of Third Parties Act) 1999

Except for clause 18.6.4, no part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

2	THE TOTAL COMMITMENT, ADVANCE OF THE LOAN AND USE OF PROCEEDS

2.1	Agreement to lend

The Banks, relying upon each of the representations and warranties in clause 7, agree to lend to the Borrower, in three advances upon and subject to the terms of this Agreement, the principal sum not exceeding forty nine million five hundred thousand Dollars (USD49,500,000) being the aggregate of the Advances to be made available in the amounts set out in Clause 2.5.2. The obligation of each Bank under this Agreement shall be to contribute that proportion of each Advance which, as at each Drawdown Date, its Commitment bears to the Total Commitment.

2.2	Obligations several

The obligations of the Creditors under this Agreement are several; the failure of any Creditor to perform such obligations shall not relieve any other Creditor or the Borrower of any of their respective obligations or liabilities under this Agreement nor shall any Creditor be responsible for the obligations of any other Creditor (except for its own obligations, if any, as a Bank) under this Agreement.

2.3	Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Banks) the interests of the Creditors are several and the amount due to any Creditor is a separate and independent debt. Each Creditor shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Creditor to be joined as an additional party in any Proceedings for this purpose.

2.4	Drawdown

Subject to the terms and conditions of this Agreement, each Advance shall be advanced to the Borrower on the relevant Drawdown Date following receipt by the Agent from the Borrower of a Drawdown Notice not later than 10:00 a.m. on the third Banking Day before the date on which the Borrower proposes the relevant Advance is made available. Each Drawdown Notice shall be effective on actual receipt by the Agent and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.5	Timing and Limitation of the Loan and Advances

2.5.1	Advances may only be made on Banking Days falling within the Availability Period;

2.5.2	The amount of the Loan shall not exceed forty nine million five hundred thousand Dollars (USD49,500,000) and shall be equal to the aggregate of (a) the lesser of (i) sixteen million five hundred thousand Dollars (USD16,500,000) and (ii) 75% of the Market Value of “GAS ELIXIR” on the relevant Drawdown Date, (b) the lesser of (i) sixteen million five hundred thousand Dollars (USD16,500,000) and (ii) 75% of the Market Value of “GAS CERBERUS” on the relevant Drawdown Date and (c) the lesser of (i) sixteen million five hundred thousand Dollars (USD16,500,000) and (ii) 75% of the Market Value of “GAS MYTH” on the relevant Drawdown Date (the Market Value in each case being determined by reference to the valuation to be provided under item (n) of Part B of Schedule 3);

2.5.3	Each Advance shall be applied in payment to the Builder;

Provided that the Banks shall not make available any Advance in an amount which would immediately require the Borrower to make a prepayment of the Loan or provide additional security for the Loan pursuant to Clause 8.2.1, in which case the Banks will make available the relevant Advance in a reduced amount which could not cause such requirement.

2.6	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement, the Agent shall promptly notify each Bank and each Bank shall make available to the Agent its portion of the relevant Advance for payment by the Agent in accordance with clause 6.2. The Borrower acknowledges that payment of each Advance in accordance with Clause 2.4 shall satisfy the obligation of the Banks to lend that part of the Loan to the Borrower under this Agreement.

2.7	Cancellation

Any part of the Total Commitment which remains undrawn and uncancelled at the end of the Availability Period shall thereupon be automatically cancelled.

2.8	Use of proceeds

Without prejudice to the Borrower’s obligations under clause 8.1.4, no Creditor shall have any responsibility for the application of the proceeds of the Loan or any part thereof by the Borrower.

3	INTEREST AND INTEREST PERIODS

3.1	Normal interest rate

The Borrower agrees to pay interest on each Advance and the Loan in respect of each Interest Period relating thereto on each Interest Payment Date at the rate per annum determined by the Agent to be the aggregate of (a) the Margin and (b) LIBOR for such period.

3.2	Selection of Interest Periods

Subject to clause 3.3, the Borrower may by notice received by the Agent not later than 10:00 a.m. on the third Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of three (3) months or such other period as the Borrower may select and the Agent (acting on the instructions of the Banks) may agree.

3.3	Determination of Interest Periods

Every Interest Period shall be of the duration specified by the Borrower pursuant to clause 3.2 but so that:

3.3.1	the first Interest Period in respect of each Advance shall start on its Drawdown Date in respect thereof, and each subsequent Interest Period shall start on the last day of the previous Interest Period;

3.3.2	if any Interest Period would otherwise overrun a Repayment Date, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date the relevant Advance shall be divided into parts so that there is one part in the amount of the repayment instalment due on each Repayment Date falling in that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part consisting of the balance of the relevant Advance having an Interest Period ascertained in accordance with the other provisions of this clause 3;

3.3.3	if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.

3.4	Default interest

If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents, the Borrower must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Agent pursuant to this clause 3.4. The period starting on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Agent each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Agent) of (a) two per cent (2%) per annum, (b) the Margin and (c) LIBOR for such period. Such interest shall be due and payable on the last day of each such period as determined by the Agent and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Agent under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Agent shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Agent is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, each Bank shall promptly notify the Agent of the cost of funds to such Bank and interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Agent to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to such Bank compounded at such intervals as such Bank selects.

3.5	Notification of Interest Periods and interest rate

The Agent agrees to notify the Borrower and the Banks promptly of the duration of each Interest Period and of each rate of interest determined by it under this clause 3.

3.6	Market disruption; non-availability

3.6.1	Whenever, at any time prior to the commencement of any Interest Period:
(a)	the Agent shall have determined that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b)	the Agent shall have received notification from any Bank that deposits in USD are not available to such Bank in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan or its Contribution for such Interest Period, the Agent must promptly give notice (a “Determination Notice”) thereof to the Borrower and to each of the Banks. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Total Commitment shall not be borrowed until notice to the contrary is given to the Borrower by the Agent.

3.6.2	Within ten (10) days of any Determination Notice being given by the Agent under clause 3.6.1, each Bank must certify an alternative basis (the “Alternative Basis”) for maintaining its Contribution. The Alternative Basis may at the relevant Bank’s sole discretion include (without limitation) alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to such Bank equivalent to the Margin. The Agent shall calculate the arithmetic mean of the Alternative Basis’ provided by the relevant Banks (the “Substitute Basis”) and certify the same to the Borrower and the Banks. The Substitute Basis so certified shall be binding upon the Borrower, and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Agent notifies the Borrower that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall again apply

Provided that the Banks shall try to ensure that any loss suffered by the Borrower as a result of the circumstances referred to above are kept to a minimum.

4	REPAYMENT AND PREPAYMENT

4.1	Repayment

Subject as otherwise provided in this Agreement, the Borrower must repay each Advance by twenty eight (28) instalments in the amount of USD275,000 each, one such instalment to be repaid on each of the Repayment Dates in respect of that Advance together with a balloon instalment in respect of each Advance in the amount of USD8,800,000 (the “Balloon Instalment”) payable on the final Repayment Date in respect of that Advance PROVIDED THAT if less than USD 16,500,000 is drawn down in respect of any Advance, the amount of each Repayment Instalment, including the Balloon Instalment in respect of that Advance, shall be reduced proportionately.

4.2	Voluntary prepayment

Subject always to its obligations under clauses 4.5 and 4.6, the Borrower may prepay the Loan or any Advance in whole or part (such part being in an amount of two hundred and seventy five thousand Dollars (USD275,000) or any larger sum which is an integral multiple thereof) on any Interest Payment Date relating to the part of the Loan or the relevant Advance to be repaid without premium or penalty.

4.3	Mandatory Prepayment on Total Loss

On the date falling one hundred and twenty (120) days after that on which a Mortgaged Ship became a Total Loss or, if earlier, within 5 Banking Days from the date upon which the relevant insurance proceeds are, or Requisition Compensation (as defined in the Mortgage for such Ship) is, received by the relevant Owner (or the Security Trustee or any other Bank pursuant to the Security Documents), the Borrower must prepay the Advance relating to that Mortgaged Ship.

4.3.1	Interpretation

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:
(a)	in the case of an actual total loss of a Ship, on the actual date and at the time such ship was lost or, if such date is not known, on the date on which such Ship was last reported;

(b)	in the case of a constructive total loss of a Ship, upon the date and at the time notice of abandonment of such Ship is given to the then insurers of such Ship (provided a claim for total loss is admitted by such insurers) or, if such insurers do not immediately admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by such insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(c)	in the case of a compromised or arranged total loss of a Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of such Ship;

(d)	in the case of compulsory acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a ship (other than within the definition of compulsory acquisition) by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, which deprives the relevant Owner of the use of such ship for more than (i) in the case of hijacking, theft and capture, sixty (60) days and (ii) otherwise, thirty (30) days, upon the expiry of the period of (i) in the case of hijacking, theft and capture, sixty (60) days and (ii) otherwise, thirty (30) days, after the date upon which the relevant incident occurred.
4.4	Mandatory prepayment on sale of Mortgaged Ship

On the date of completion of the sale of a Mortgaged Ship the Borrower must prepay the Advance relating to that Mortgaged Ship.

4.5	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

4.5.1	accrued interest on the amount to be prepaid to the date of such prepayment;

4.5.2	any additional amount payable under clauses 6.6 or 12.2;

4.5.3	if the Loan or any part thereof is prepaid under clause 4.2 using Borrowed Moneys borrowed from a bank or financial institution other than the Banks

(a)	prior to the first anniversary of the Execution Date, for payment to the Banks pro rata according to their contributions, a prepayment free of 3% of the amount so prepaid; or

(b)	prior to the second anniversary of the Execution Date, for payment to the Banks pro rata according to their contributions, a prepayment fee of 2% of the amount so prepaid; or

(c)	prior to the third anniversary of the Execution Date, for payment to the Banks pro rata according to their contributions, a prepayment fee of 1% of the amount so prepaid; and
4.5.4	all other sums payable by the Borrower to the Creditors under this Agreement or any of the other Security Documents including, without limitation, any accrued commitment commission payable under clause 5.1 and any Break Costs

Provided that if, following a prepayment under clauses 4.3 and 4.4, the Borrower would be required to make a prepayment or provided additional security under clause 8.2.1, the Borrower shall also make a prepayment of the remaining Advances in accordance with clause 8.2.1 provided further that if the ratio of the aggregate of the Loan to the value of the Mortgaged Ships and other security provided therefor is less after such sale or total loss and prepayment, then the Borrower shall make an additional prepayment of the Loan to extinguish such shortfall.

4.6	Notice of prepayment; reduction of repayment instalments

4.6.1	No prepayment may be effected under clause 4.2 unless the Borrower shall have given the Agent at least five (5) Banking Days prior written notice of its intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Agent, shall be irrevocable, shall specify the amount to be prepaid and the Advance against which the prepayment is to be applied and shall oblige the Borrower to make such prepayment on the date specified.

4.6.2	Any amounts prepaid pursuant to clause 4.2 shall be applied against the specified Advance in reducing the relevant Balloon Instalment and thereafter the relevant repayment instalments in inverse order of their due dates for payment.

4.6.3	The Borrower may not prepay any part of an Advance or the Loan except as expressly provided in this Agreement.

4.6.4	No amount prepaid may be reborrowed.

5	FEES, COMMITMENT COMMISSION AND EXPENSES

5.1	Fees

The Borrower agrees to pay to the Agent:

5.1.1	for the account of the Banks (pro rata in accordance with their Commitments) an arrangement fee of USD200,000 payable on the Execution Date;

5.1.2	for the account of the Banks (pro rata in accordance with their Commitments) a drawing fee of USD75,000 in respect of each Advance which is drawn down hereunder, payable on the Drawdown Date in respect of that Advance;

5.1.3	for the account of the Banks pro rata in accordance with their Commitments, on each of the dates falling at three (3) monthly intervals after 17 December 2010 (the “Commitment Date”) until the last day of the Availability Period, on each Drawdown Date and on the last day of the Availability Period, commitment commission computed from the Commitment Date (in the case of the first payment of commission) and from the date of the preceding payment of commission (in the case of each subsequent payment) at the rate of one point two five per cent. (1.25%) per annum on the daily undrawn amount of the Total Commitment;

5.1.4	for its own account, an administration fee of USD10,000 per annum payable as to USD2,500 in advance on the Execution Date and USD2,500 quarterly thereafter (each an “Administration Fee Date”);

5.1.5	for its own account at any time when there is more than one Bank, an agency fee of USD15,000 per annum payable as to USD3,750 in advance on the first Administration Fee Date falling after the date of the first Transfer Certificate and USD3,750 quarterly thereafter.

The fees and commission referred to in clause 5.1 must be paid by the Borrower to the Agent, whether or not any part of the Total Commitment is ever advanced and, in each case, are non-refundable.

5.2	Expenses

The Borrower agrees to reimburse the Agent on a full indemnity basis on demand all expenses and/or disbursements whatsoever (including without limitation legal, printing and out of pocket expenses) certified by the Creditors as having been incurred by them from time to time:

5.2.1	in connection howsoever with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any contemplated or actual amendment, or indulgence or the granting of any waiver or consent howsoever in connection with, any of the Security Documents and the syndication of the Loan; and

5.2.2	in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretions under, any of the Security Documents, or in consideration of the Creditors’ rights thereunder or any action proposed or taken following the occurrence of a Default or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which such expenses and/or disbursements were incurred to the date of payment (as well after as before judgment).

5.3	Value added tax

All fees and expenses payable pursuant to this clause 5 must be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Creditors or any of them under this Agreement must, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrower must pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by any of the Creditors) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and agree to indemnify the Creditors or any of them against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

6	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

6.1	No set-off or counterclaim

All payments to be made by the Borrower under any of the Security Documents must be made in full, without any set off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in USD on the due date to such account at such bank and in such place as the Agent may from time to time specify for this purpose. Save as otherwise provided in this Agreement or any relevant Security Documents, such payments shall be for the account of all Banks and the Agent shall distribute such payments in like funds as are received by the Agent to the Banks rateably with their respective Contribution.

6.2	Payment by the Banks

All sums to be advanced by the Banks to the Borrower under this Agreement shall be remitted in USD on the relevant Drawdown Date to the account of the Agent at such bank as the Agent may have notified to the Banks and shall be paid by the Agent on such date in like funds as are received by the Agent to the account specified in the Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) days year.

6.5	Currency of account

If any sum due from the Borrower under any of the Security Documents, or under any order or judgment given or made in relation thereto, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the Borrower undertakes to indemnify and hold harmless each Creditor from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to covert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which such Creditor may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

6.6	Grossing-up for Taxes — by the Borrower

If at any time the Borrower must make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of any Creditor or if the Agent or the Security Trustee must make any deduction or withholding from a payment to another Creditor or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrower in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Creditor receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower must indemnify each Creditor against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower must promptly deliver to the Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7	Grossing-up for Taxes — by the Banks

If at any time a Bank must make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of the Agent or the

Security Trustee, the sum due from such Bank in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Agent or, as the case may be, the Security Trustee receives on the due date for such payment (and retains free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and each Bank must indemnify the Agent and the Security Trustee against any losses or costs incurred by it by reason of any failure of such Bank to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment.

6.8	Loan account

Each Bank agrees to maintain, in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. The Agent and/or the Security Trustee agrees to maintain a control account (being, in the case of any Mortgage which is in statutory form, the “Account Current” referred to in such Mortgage) showing the Loan and other sums owing by the Borrower under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrower under the Security Documents.

6.9	Agent may assume receipt

Where any sum is to be paid under the Security Documents to the Agent or, as the case may be, the Security Trustee for the account of another person, the Agent or, as the case may be, the Security Trustee may assume that the payment will be made when due and the Agent or, as the case may be, the Security Trustee may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Agent or, as the case may be, the Security Trustee, then the person to whom such sum was so made available must on request refund such sum to the Agent or, as the case may be, the Security Trustee together with interest thereon sufficient to compensate the Agent or, as the case may be, the Security Trustee for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable must indemnify the Agent or, as the case may be, the Security Trustee for any and all loss or expense which the Agent or, as the case may be, the Security Trustee may sustain or incur as a consequence of such sum not having been paid on its due date.

6.10	Partial payments

If, on any date on which a payment is due to be made by the Borrower under any of the Security Documents, the amount received by the Agent from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Agent, the Security Trustee and the Banks under any of the Security Documents, the Agent must apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

6.10.1	first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Agent and the Security Trustee under any of the Security Documents;

6.10.2	secondly, in or towards payment of any fees payable to the Arranger, the Agent or any of the other Creditors under, or in relation to, the Security Documents which remain unpaid;

6.10.3	thirdly, in or towards payment to the Banks, on a pro rata basis, of any accrued interest owing in respect of the Loan which shall have become due under any of the Security Documents but remains unpaid;

6.10.4	fourthly, in or towards payment to the Banks, on a pro rata basis, of any principal in respect of the Loan which shall have become due but remains unpaid;

6.10.5	fifthly, in or towards payment to the Banks, on a pro rata basis, for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement; and

6.10.6	sixthly, in or towards payment to the relevant person of any other sum which shall have become due under any of the Security Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).

The order of application set out in clauses 6.10.2 to 6.10.5 may be varied by the Agent if the Banks so direct, without any reference to, or consent or approval from, the Borrower.

7	REPRESENTATIONS AND WARRANTIES

7.1	Continuing representations and warranties

The Borrower represents and warrants to each Creditor that:

7.1.1	Due incorporation

each of the Security Parties is duly incorporated and validly existing in good standing, under the laws of its respective country of incorporation, in each case, as a corporation and has power and authority to carry on its respective businesses as it is now being conducted and to own its respective property and other assets, to which it has unencumbered legal and beneficial title except as disclosed to the Agent in writing;

7.1.2	Corporate power

each of the Security Parties has power and authority to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Underlying Documents and the Security Documents to which it is a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and on the execution of the Security Documents performance of the same and no limitation on the powers of the Borrower to borrow or any other Security Party to howsoever incur liability and/or to provide or grant security will be exceeded as a result of borrowing any part of the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents, when executed, will constitute valid and legally binding obligations with full force and effect of the relevant Security Parties enforceable in accordance with their respective terms and admissible in evidence and the Security Documents will create first priority Encumbrances;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any Security Party or (iv) result in the creation or imposition of or oblige any of the Security Parties or their Related Companies to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Security Parties or their Related Companies;

7.1.5	Encumbrances

there are no Encumbrances (other than Permitted Encumbrances) on any of the undertakings, assets, rights or revenues of any of the Security Parties or their Related Companies;

7.1.6	No default

no Default has occurred;

7.1.7	No litigation

no Proceedings are current, pending or, to the knowledge of the officers of the Borrower, threatened against any of the Security Parties or their Related Companies or their assets which could have a material adverse effect on the business, assets or financial condition of any of the Security Parties or their Related Companies and these exist no judgments, orders, injunctions which would materially affect the obligations of the Security Parties under the Security Documents;

7.1.8	No filings required

except for the registration of the Mortgages in the relevant register under the laws of the relevant Flag State through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;

7.1.9	Required Authorisations and legal compliance

all Required Authorisations have been obtained or effected and are in full force and effect and no Security Party has in any way contravened any applicable law, statue, rule or regulation (including all such as relate to money laundering);

7.1.10	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the choice of (i) the law of the Flag State to govern the Mortgages and (ii) Greek law to govern the Earnings Accounts Pledges) and the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of such Security Parties associated therewith, are valid and binding;

7.1.11	No immunity

no Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;

7.1.12	Financial statements correct and complete

the latest quarterly reports, annual reports and financial statements filed with (or furnished to) the Securities and Exchange Commission in New York (the “SEC”) in respect of the relevant fiscal year and as delivered to the Agent have been or will have been prepared in accordance with US GAAP consistently applied and present or will present fairly and accurately the financial position of the Borrower and the combined financial position of the Group as at the date thereof and the results of the operations of the Borrower and the combined results of the operations of the Group for the fiscal year ended on such date and, as at such date, none of the Borrower, the Guarantors, and their respective Related Companies had or will have had any material liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such quarterly reports, annual reports and financial statements.

7.1.13	Pari passu

the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower except for obligations which are mandatorily preferred by operation of law and not by contract;

7.1.14	Information

all information, whatsoever provided by any Security Party to the Creditors in connection with the negotiation and preparation of the Security Documents is true and accurate in all material respects and not misleading, does not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.1.15	No withholding Taxes

no Taxes anywhere are imposed whatsoever by withholding or deduction or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.1.16	No Encumbrance

no Owner has previously charged, encumbered or assigned the benefit of any of its rights, title and interest in or to its Ship and such benefit and all such rights, title and interest are freely assignable and capable of being charged in the manner contemplated by the Security Documents;

7.1.17	The Ships

throughout the Facility Period each Ship will, following its Delivery Date, be:
(a)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

(b)	in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service; and

(c)	insured in accordance with the relevant Ship Security Documents;

7.1.18	Ships’ employment

save for any Approved Employment Contract, no Ship is or will be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the relevant Ship Security Documents, would have required the consent (such consent not to be unreasonably withheld) of the Agent or, as the context may require, the Security Trustee and there will not be any agreement or arrangement whereby the Earnings (as defined in the relevant Ship Security Documents) may be shared or pooled howsoever with any other person;

7.1.19	Breach of charter

none of the parties to any Approved Employment Contract has committed a material breach of or has omitted to observe any of its obligations or undertakings thereunder;

7.1.20	Freedom from Encumbrances

no Ship, nor its Earnings, Insurances or Requisition Compensation (each as defined in the relevant Ship Security Documents) nor the Earnings Account nor the Retention Account nor any Approved Employment Contract nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof are or will be subject to any Encumbrance except Permitted Encumbrances;

7.1.21	Environmental Matters

except as may already have been disclosed by the Borrower in writing to, and acknowledged and accepted in writing by, the Agent:
(a)	the Borrower and the other Relevant Companies and, to the best of the Borrower’s knowledge and belief (having made due enquiry), their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b)	the Borrower and the other Relevant Companies and, to the best of the Borrower’s knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;

(c)	no Environmental Claim has been made or threatened or pending against the Borrower, any other Relevant Company or, to the best of the Borrower’s knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates; and

(d)	there has been no Environmental Incident;
7.1.22	ISM and ISPS Code

the Borrower and the Owners have complied with and continue to comply with and have procured that the Managers of the Ships have complied with and continue to comply with the ISM Code, the ISPS Code and all other statutory and other requirements relative to their business and in particular they or the Managers have obtained and maintains a valid DOC and SMC for the Ships and that they and the Managers have implemented and continue to implement an ISM SMS;

7.1.23	No material adverse change

there has been no material adverse change in the financial position of the Security Parties or any of them or the combined financial position of the Borrower, the Guarantors and their respective Related Companies, from that described by the Borrower to the Creditors or any of them in the negotiation of this Agreement;

7.1.24	Copies true and complete

the Certified Copies of the constitutional documents of the Security Parties and the Certified Copies or originals of the Underlying Documents delivered or to be delivered to the Agent pursuant to clause 9.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder; and

7.1.25	No business

no Owner has undertaken any business or employed any person or incurred any obligations in respect of any pension scheme, save in respect of the Master, officers and crew of the Ship owned by it;

7.1.26	Ownership of Guarantors

all the shares in each Guarantor are legally and beneficially owned and controlled by the Borrower;

7.1.27	Insolvency

none of the Security Parties is unable or has admitted inability to pay its debts as they fall due; has suspended making payments on any of its debts or has announced an intention to do so; is or has become insolvent; or has negative net worth (taking into account contingent liabilities); or has suffered the declaration of a moratorium in respect of any of its Indebtedness;

7.1.28	Accounting reference date

The Borrower’s and the Guarantors’ accounting reference date is 31 December;

7.1.29	Intellectual Property

each Security Party has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated and does not, in carrying on its business, infringe any Intellectual Property of any third party in any respect and has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it;

7.1.30	Adverse consequences

the jurisdiction of incorporation of the Borrower will not in any way adversely affect any of the Creditors or their rights under the Security Documents;

7.1.31	Managers

the Managers are fit and proper commercial and technical managers of the Ships with the sufficient and fully trained personnel, experience and ability to perform their obligations in accordance with all applicable laws and regulations and in accordance with first class international ship management practice; and

7.1.32	Prohibited Persons, unlawful activity
(a)	none of the shares in any of the Guarantors nor in any of the Ships are or will be at any time during the Facility Period legally and beneficially owned and controlled by a Prohibited Person;

(b)	no Prohibited Person has or will have at any time during the Facility Period any legal or beneficial interest of any nature whatsoever in any of the shares of any of the Guarantors, the Collateral Guarantors, the Commercial Manager or, to the best of its knowledge, the Borrower;

(c)	no title in any property or other assets subject to an Encumbrance created by a Security Document has been obtained in breach of any existing applicable law, statute, rule or regulation.
7.2	Repetition of representations and warranties

On each day throughout the Facility Period, the Borrower shall be deemed to repeat the representations and warranties in clause 7 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day.

8	UNDERTAKINGS

8.1	General

The Borrower undertakes with each Creditor that, from the Execution Date until the end of the Facility Period, it will:

8.1.1	Notice of Default and Proceedings

promptly inform the Agent, and procure that each Guarantor shall promptly inform the Agent, of (a) any Default and of any other circumstances or occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents and (b) as soon as the same is instituted or threatened, details of any Proceedings involving any Security Party which could have a material adverse effect on that Security Party and/or the operation of any Ship and will from time to time, if so requested by the Agent, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing and no such Proceedings are on foot or threatened;

8.1.2	Authorisation

obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Agent with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under any applicable law (whether or not in the Pertinent Jurisdiction) for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3	Corporate Existence

ensure that each Security Party maintains its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of the Pertinent Jurisdiction;

8.1.4	Use of proceeds

use the Loan exclusively for the purposes specified in clauses 1.1 and 2.5.3;

8.1.5	Pari passu

ensure that their obligations under this Agreement shall, without prejudice to the provisions of clause 8.3, at all times rank at least pari passu with all their other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.6	Financial statements

provide to the Agent, at the same time as the same are filed with (or furnished to) the SEC, all quarterly reports (containing unaudited financial statements, including a balance sheet and statement of income, changes in stockholders’ equity and cash flow and a management’s discussion and analysis of financial condition and results of operations (or equivalent disclosure)) and annual reports containing the information required to be contained therein for such fiscal year which are required to be filed with (or furnished to) the SEC.

8.1.7	Delivery of reports

deliver to the Agent, and procure that the Guarantors shall deliver to the Agent, concurrently with the issue thereof as many Certified Copies as the Agent may reasonably require of every report, circular, notice or like document issued by any Relevant Company to its shareholders or creditors generally;

8.1.8	Reimbursement of MII & MAP Policy premiums

reimburse the Agent and/or the Banks on the first Drawdown Date and annually thereafter, on the Agent’s written demand, the amount of the premium payable by the Banks or the Agent on their behalf for the MII & MAP Policy;

8.1.9	Provision of further information, know-your-customer

provide the Agent, and procure that the Guarantors and the Managers shall provide the Agent, with such financial or other information concerning any Relevant Company and any Subsidiary of the Borrower and the vessels owned or operated by them, and their respective affairs and activities including, but not limited to, financial standing, Indebtedness, balance sheet, repayment schedules, operating expenses, charter arrangements, time-charter hire commitments and operations as the Agent or any Bank (acting through the Agent) may from time to time reasonably require and all other documentation and information as any Bank may from time to time require in order to comply with its, and all other relevant, know-your-customer regulations;

8.1.10	Provision of bank statements

provide the Agent, and shall procure that the Guarantors shall provide the Agent, at the Agent’s request, with copy, in an electronic format, of all bank statements relating to accounts held by the Guarantors, whether jointly or in their own name;

8.1.11	Obligations under Security Documents

duly and punctually perform each of the obligations expressed to be imposed or assumed by it under the Security Documents and Underlying Documents and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;

8.1.12	Compliance with ISM Code

and will procure that any Operator will, comply with and ensure that the Ships and any Operator complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period (as defined in the relevant Mortgage) and with any existing applicable law, statute, rule or regulation;

8.1.13	Withdrawal of DOC and SMC

and will procure that the Owners will, immediately inform the Agent if there is any threatened or actual withdrawal of any Owner’s or any Operator’s DOC or the SMC of any Mortgaged Ship;

8.1.14	Issuance of DOC and SMC

and will procure that the Owners and any Operator will, promptly inform the Agent upon the issue to any Owner or any Operator of a DOC and to any Mortgaged Ships of an SMC or the receipt by any Owner or any Operator of notification that its application for the same has been refused;

8.1.15	ISPS Code Compliance

and will procure that the Owners, the Managers or any Operator will:
(a)	maintain at all times a valid and current ISSC in respect of each Mortgaged Ship;

(b)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of a Mortgaged Ship; and

(c)	procure that each Mortgaged Ship will comply at all times with the ISPS Code;
8.1.16	Financial Covenants of the Group

procure that
(a)	the ratio of EBITDA to Interest Expense shall at all times be at least 2.5 to 1;

(b)	the Total Liabilities (in USD) of the Group shall be no more than 80% of the Total Assets (in USD and adjusted for market values of ships) of the Group; and

(c)	the Borrower shall maintain at all times free of any Encumbrance (other than any created by the Security Documents), an amount in cash or cash equivalent of not less than USD10,000,000 provided that if any Relevant Company is required, in relation to any of its Indebtedness, to comply with any covenants (the “Related Covenants”) which are equivalent or similar to those set out in this Clause 8.1.16, but impose (respectively), a greater ratio (in respect of (a) above) or a lower percentage (in respect of (b) above), then the Borrowers shall procure that the Related Covenants are complied with in place of the relevant one of those set out above.
8.1.17	ISO 9001 standards

and will procure that the Owners, the Managers and any Operator will, manage and in all other respects operate each of the Ships in accordance with ISO 9001 standards (as and when the same shall apply to the Ships); and

8.1.18	Compliance with Laws and payment of taxes

and will procure that the Owners, the Managers, the Ships and any charterer of the Ships will, comply with all relevant Environmental Laws, national or international laws, statutes, regulations, directives, decrees or analogous rules (including, but not limited to, laws relating to any trading prohibition imposed by the Flag State, the country of incorporation of the Borrower and the Owners or the country of nationality of any crew member of any Ship by which the Owner of such Ship is bound or any rules relating to international sanctions) and have at all times all trading certificates necessary to carry out the trade in which the Ship is engaged at any relevant time and pay all taxes for which it, each Owner and each Manager is liable as they fall due;

8.1.19	The Ships

procure that throughout the Facility Period each Mortgaged Ship (and in relation to (a), her Earnings and Insurances, as defined in, and in accordance with the requirements of, the Ship Security Documents) will, except as the Agent, acting on the instructions of the Banks, may otherwise permit, be:

(a)	in the absolute sole, legal and beneficial ownership, free of Encumbrances, of the relevant Owner;

(b)	registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(c)	in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service;

(d)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

(e)	managed in accordance with the terms of the relevant Management Agreements; and

(f)	insured in accordance with the relevant Ship Security Documents;
8.1.20	Ship information

provide the Agent, and shall procure that the Guarantors shall provide the Agent, promptly on request with all such information as it may from time to time require in relation to each Mortgaged Ship, her Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents), her employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts for her employment, or otherwise howsoever concerning her, as well as quarterly reports on the financial and operating performance of each Mortgaged Ship in such form as the Agent may approve or require and all such information as it may from time to time require to determine the Market Value of each Mortgaged Ship in accordance with clause 8.2.2;

8.1.21	Charters etc.

provided it has first obtained the consent of the Agent or any other Creditors to the entry of any Owner into a charterparty, in accordance with the relevant Ship Security Documents (i) deliver to the Agent a Certified Copy of any Approved Employment Contract forthwith after its execution, (ii) forthwith on the Agent’s request procure that the Owners execute (1) a Charter Assignment of any such charter or other contract of employment in favour of the Security Trustee, (2) in the case that the Approved Employment Contract is a bareboat charter, execute, and procure the execution by the charterer of, a Tripartite Deed in relation thereto and (3) any notice of assignment required in connection therewith, and promptly procure the acknowledgement of any such notice of assignment by the relevant charterer (including any Approved Charterer) in a form appended to the relevant Charter Assignment, and (iii) pay all legal and other costs incurred by any Creditor in connection with any such specific assignments, forthwith following the Agent’s demand;
8.1.22	Inspection/survey

ensure that the Agent, by independent marine surveyors or other persons appointed by it for such purpose, may board each Mortgaged Ship (i) while no Event of Default has occurred or is continuing, once prior to the Delivery Date in respect of that Mortgage Ship and thereafter no more than three times during the Facility Period provided that the Agent shall use reasonable endeavours to ensure that such inspections or surveys shall not interfere with the operation of such Mortgaged Ship and (ii) following the occurrence of an Event of Default which is continuing, unremedied and unwaived, at any time, for the purpose of inspecting or surveying her and to afford all proper facilities for such inspections or survey and for this purpose to give the Agent reasonable advance notice of any intended drydocking of each Mortgaged Ship (whether for the purpose of classification, survey or otherwise) and to pay the costs in respect of each such inspection or survey, and to provide the Agent with or ensure that the Agent receives on request all reports of such inspections, to be in such form as the Agent may approve, and to ensure that all repairs required following such inspection or survey are completed satisfactorily;

8.1.23	Technical reports

deliver to the Agent, and shall procure that the Owners and the Technical Manager shall deliver to the Agent, on request copies of the latest complete technical reports in respect of each Mortgaged Ship;

8.1.24	Compliance Certificate

deliver to the Agent on each date on which the Borrower is required to provide unaudited and audited financial statements pursuant to Clause 8.1.6, a Compliance Certificate together with such supporting information as the Agent may require, including but not limited to updated details of all off-balance sheet and time-charter hire commitments of the Ships;

8.1.25	Transactions with associated companies

not enter into any transactions with any Group Member, other than on arm’s length terms in the ordinary course of business, and the Borrower shall keep its activities entirely separate to all respects from those of other Group Member and shall not co-mingle its assets, nor become liable for any third party obligations or encumber its rights under this Agreement;

8.1.26	Insolvency

procure that no Guarantor nor any material creditor of the Borrower presents a petition, gives notice or takes any other step which could result in the Borrower being declared insolvent or being dissolved or in the appointment of an administrator of the Borrower or have an effect equivalent or similar thereto;

8.1.27	Claims by creditors

procure that all claims made against the Borrower by a Security Party or by (save for claims arising out of or incurred in the ordinary course of business) any other creditor are fully subordinated by such Security Party or creditor to the rights of the Creditors under the Security Documents;

8.1.28	Capital markets

and shall procure that, if the Borrower or a Group Member commences procedures for any public listing, flotation or similar public offering on any stock exchange, then the Borrower or such Group Member shall contract with the Agent (or such affiliate as it may nominate) to act as co-managing underwriter (or equivalent) in respect of 10% of the value of such offer, on terms that the Agent or such affiliate shall receive a securities offer fee (the “Securities Fee”) of 10% of the aggregate of the gross underwriting discounts, commissions and placement fees payable in respect of each such offer up to a maximum aggregate of USD750,000;

8.1.29	Other business or manager

procure that no Owner will, without the prior written consent of the Agent, undertake any business other than the ownership and operation of the Ship owned by it or employ anyone other than the Managers as, respectively, commercial and technical managers of the Ship owned by it or (without the prior written consent of the Agent, which consent shall not be unreasonably withheld) agree to any amendment to or variation of the terms of the Management Agreements;
8.1.30	Acquisitions or investments

procure that no Owner will acquire any further assets other than the Ship owned by it and rights arising under contracts entered into by or on behalf of that Owner in the ordinary course of its businesses of owning, operating and chartering the Ship owned by it, or make any financial investments;

8.1.31	Other obligations

procure that no Owner will incur any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of its business of owning, operating and chartering the Ships;

8.1.32	No borrowing

procure that no Owner will incur any Borrowed Money other than from any Security Party on terms that the same is fully subordinated by such lender to the rights of the Creditors under the Security Documents on terms acceptable to the Agent;

8.1.33	Subsidiaries

procure that no Owner will form or acquire any Subsidiaries;

8.1.34	procure that no Owner will let or agree to let the Ship owned by it
(i)	on demise charter for any period; or

(ii)	without the prior written consent of the Banks, by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed twelve (12) months’ duration; or

(iii)	on terms whereby more than two (2) months’ hire (or the equivalent) is payable in advance; or

(iv)	below the market rate prevailing at the time when the relevant Ship is fixed; or

(v)	otherwise than on bona fide arm’s length terms at the time when the relevant Ship is fixed;
8.1.35	Employees

procure that no Owner will employ any person except the Master, officers and crew of the Ship owned by it;

8.1.36	Change of name

procure that no Owner will, without the prior written consent of the Banks, change the name of the Ship owned by it;

8.1.37	No merger or transfer

procure that no Owner will merge or consolidate with any other person or enter into any form of amalgamation, reconstruction or reorganisation or permit any change to the legal or beneficial ownership of its shares from that existing at the Execution Date;

8.1.38	Listing

maintain its listing as a public limited company on NASDAQ or any other stock exchange acceptable to the Banks and comply with all of the listing rules, laws and regulations applicable to public companies listed on NASDAQ or such other acceptable stock exchange and shall take no steps to de-list without the prior consent of the Banks, unless it is obliged to de-list pursuant to the listing rules, laws and regulations applicable to public companies listed on NASDAQ or such other acceptable stock exchange;

8.1.39	No amendment to Shipbuilding Contracts

procure that no Guarantor will, without the prior written consent of the Agent, agree to any material amendment, change of price which would result in the contract price increasing by 5% or more or material supplement to its Shipbuilding Contract or any of its provisions;

8.1.40	Nuclear waste, nuclear material

ensure that no Ship will, under any circumstances, carry any nuclear material or nuclear waste at any time;

8.1.41	Sanctions

ensure that no Ship will be employed, and will not suffer any Ship to be employed, and will not and will ensure that no Group Member does, conduct or undertake any business:
(a)	in breach of any embargo or sanction or prohibited order (or any similar order or directive) of:
(i)	the United Nations Security Council;

(ii)	the European Union;

(iii)	the United Kingdom; or

(iv)	the United States of America,
as they apply to their members or nationals; or
(b)	in any trade, carriage of goods or business which is forbidden by the laws of the United Kingdom or the United States of America as they apply to their members or nationals, or any law applicable to the Borrower, each Owner, any Operator of any Ship, any charterer of any Ship or any Ship, or any country which any Ship may visit; or

(c)	in carrying illicit or prohibited goods; or

(d)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(e)	by or for the benefit of a Prohibited Person;
8.1.42	Classification Society undertaking

no later than fifteen days prior to the relevant Drawdown Date, notify the Agent of the Classification and Classification Society with which each Ship will be entered following her acquisition by the relevant Owner and will procure that each Owner shall, on or before the relevant Drawdown Date, or immediately on any change of Classification Society for its Ship, irrevocably instruct (in such form as the Agent may require in its sole discretion) the Classification Society of its Ship to do all or any of the following during the Facility Period (and use reasonable endeavours to procure that the Classification Society undertakes with the Agent at such time):

(a)	to send to the Agent, following receipt of a written request from the Agent, certified true copies of all original class records held by the Classification Society in relation to that Ship;

(b)	to allow the Agent (or its representatives), at any time and from time to time, to inspect the original class and related records of the relevant Owner and that Ship at the offices of the Classification Society and to take copies of them;

(c)	to notify the Agent immediately by email (paal.hauge@dvbbank.com and techcom@dvbbank.com) if the Classification Society:
(i)	receives notification from the relevant Owner or any person that that Ship’s Classification Society is to be changed;

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Owner’s or that Ship’s membership of the Classification Society; or

(iii)	has imposed any requirements or recommendations affecting class in respect of that Ship;
(d)	following receipt of a written request from the Agent:
(i)	to confirm that the relevant Owner is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; or

(ii)	if that Owner is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Agent in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the Classification Society;
8.1.43	Class records
procure that each Owner shall arrange for the Agent to have access electronically to the class records of the Ship owned by it by either (i) arranging for the Classification Society to give the

Agent direct access to such class records or (ii) designating the Agent as a user or administrator of that Owner’s electronic account with the Classification Society;
8.1.44	Insurance opinion

provide the Agent on request, at the Borrower’s cost, with an opinion from insurance consultants on the insurances effected or to be effected in respect of any Ship, confirming that that Ship is insured on terms approved by the Agent (acting on the instructions of the Banks) or, if such insurance opinion has been obtained by the Agent, shall reimburse the Agent for the cost of such opinion;

8.1.45	Prohibited Persons

notify the Agent immediately on it becoming aware that a Prohibited Person has or will have at any time during the Facility Period any legal or beneficial interest of any nature whatsoever in any of the shares of the Borrower; and

8.1.46	Syndication, publicity
(a)	provide the Arranger with all assistance, information and material necessary for the Arranger or any Bank to produce an information memorandum (such information memorandum to be warranted by the Borrower) in support of a syndication of the Loan (an “Information Memorandum”). The Borrower will also ensure the participation of its senior management at the Banks’ presentations and will use its best efforts to ensure that the syndication process benefits from its existing banking relationships.

The material provided to the Banks to prepare any Information Memorandum will also include information relating to the Group’s business plans, asset valuations, disposals of assets and such other information as may be reasonably requested by the Arranger provided that no information shall be required to be disclosed if (i) such disclosure would breach any applicable law or any regulations of any applicable stock exchange or (ii) the information which would be disclosed is of a commercially sensitive nature, the public disclosure of which (aa) would be prejudicial to the interests of the Borrower or (bb) cannot be made without giving rise to a public disclosure obligation under applicable laws and regulations.

Prior to the provision of any information to prospective lenders, such lenders will be requested to sign a confidentiality agreement in form and substance acceptable to the Arranger; and
(b)	allow the Arranger to disclose details of this Agreement for publicity purposes after the Execution Date.
8.2	Security value maintenance
8.2.1	Security shortfall

If at any time the Security Value shall be less than the Required Security Amount, the Agent (acting on the instructions of the Banks) shall give notice to the Borrower requiring that such deficiency be remedied and then the Borrower must either:
(a)	prepay within a period of thirty (30) days of the date of receipt by the Borrower of the Agent’s said notice such sum in USD as will result in the Required Security Amount after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(b)	within thirty (30) days of the date of receipt by the Borrower of the Agent’s said notice constitute to the satisfaction of the Agent such further security for the Loan as shall be acceptable to the Banks having a value for security purposes (as determined by the Agent in its absolute discretion, which shall be final, conclusive and binding) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Required Security Amount as at such date.
The provisions of clauses 4.5 and 4.6 shall apply to prepayments under clause 8.2.1(a).
8.2.2	Valuation of Mortgaged Ships

Each Mortgaged Ship shall, for the purposes of this Agreement, be valued in USD as and when the Agent (acting on the instructions of the Banks) shall require (but no more than twice in any 12-month period) by taking the arithmetic mean of valuations prepared by (i) any two Approved Brokers, at the Borrower’s expense and (ii) Maritime Strategic Institute, at the Agent’s expense (such valuation to be made without, unless required by the Agent, physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit of any charterparty or other engagement concerning the relevant Mortgaged Ship and to be dated no more than 14 days prior to the date the Market Value is required for the purposes of this Agreement).
The value of each Mortgaged Ship determined in accordance with the provisions of this clause 8.2.2 shall be binding upon the parties hereto until such time as any further such valuation shall be obtained.
8.2.3	Information

The Borrower undertakes with the Creditors to supply to the Agent and to any such shipbrokers such information concerning the relevant Mortgaged Ship and its condition as such shipbroker may require for the purpose of making any such valuation.
8.2.4	Costs

All costs in connection with the Agent obtaining a valuation in accordance with clause 8.2.2 of each of the Mortgaged Ships, any valuation referred to in schedule 3, Part B, paragraph (n) and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to clause 8.2.1(b), must be paid (i) by the Borrower in respect of the valuations prepared by any two Approved Brokers and (ii) otherwise by the Agent.
8.2.5	Valuation of additional security

For the purposes of this clause 8.2, the market value of any additional security provided or to be provided to the Creditors or any of them shall be determined by the Agent in its absolute discretion.
8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Agent shall be entitled to receive (at the Borrower’s expense) such evidence and documents of the kind referred to in schedule 3 as may in the Agent’s opinion be appropriate and such favourable legal opinions as the Agent shall in its absolute discretion require.

8.3	Negative undertakings

The Borrower undertakes with each Creditor that, from the Execution Date until the end of the Facility Period, it will not, without the prior written consent of the Agent (acting on the instructions of the Banks and such consent not to be unreasonably withheld):

8.3.1	Negative pledge

and shall procure that no Guarantor will, (other than in the ordinary course of trading) permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future or other liability or obligation of any Relevant Company or any other person;

8.3.2	Disposals

and shall procure that no Guarantor will, sell or transfer any asset the effect of which would be to reduce the value of the assets owned by them or the income receivable by them by 50% or more, or assign, create an Encumbrance (other than in the ordinary course of business) or option over, pledge, pool, abandon, lend or otherwise of or cease to exercise direct control over any part of their present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

8.3.3	Repayment of borrowings

repay or prepay the principal of, or pay interest on or any other sum in connection with any of their Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.4	Guarantees

issue any guarantees or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for guarantees from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of such Ship from any arrest, detention, attachment or levy or guarantees required for the salvage of a Ship;

8.3.5	Borrowing and loans

borrow any Borrowed Moneys or make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.6	Sureties

permit any Indebtedness of any Owner to any person (other than the Creditors pursuant to the Security Documents) to be guaranteed by any person (except for guarantees from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of such Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Ship);

8.3.7	Share capital and distribution

purchase or otherwise acquire for value any shares of its capital or declare or pay any dividends or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders of more than, in respect of any four consecutive financial quarters, 50% of the Free Cash Flow for any four consecutive financial quarters, which it may only do if (i) no Event of Default has occurred and is continuing or would result from such payment and (ii) the covenants in clause 8.1.16 are being complied with;

8.3.8	Subordination of claims

procure that all claims of any Security Party against the Borrower are fully subordinated to the rights of the Creditors under the Security Documents on terms acceptable to the Agent;

8.3.9	Change in constitutional documents

and shall procure that no Guarantor will, amend or vary its constitutional documents;

8.3.10	Authorised Person

appoint or dismiss any Authorised Person other than with the consent of all of the Authorised Persons;

8.3.11	Insolvency

and will procure that no material creditor of either Owner will, present a petition, give notice or take any other step which could result in either Owner being declared insolvent or being dissolved or in the appointment of an administrator of either Owner or have an effect equivalent or similar thereto; and

8.3.12	Prohibited Persons

and shall procure that no Group Member will, have any course of dealings, directly or indirectly, with any Prohibited Person.

9	CONDITIONS

9.1	Documents and evidence

The obligation of each Bank to make its Commitment available is subject to the following conditions precedent:

9.1.1	that, on or before the service of the first Drawdown Notice, the Agent has received the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

9.1.2	that, on or before the Drawdown Date of each Advance but prior to making such Advance, the Agent has received the documents described in Part B of Schedule 3 in respect of the relevant Ship in form and substance satisfactory to the Agent and its lawyers.

9.2	General conditions precedent

The obligation of the Banks to make any Advance available is subject to the additional conditions that, at the time both of the giving of a Drawdown Notice, and at the time of the advance of the relevant Advance:

9.2.1	the representations and warranties contained in (a) clause 7 of this Agreement and (b) clause 4 of the Corporate Guarantee, are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

9.2.2	no Default has occurred and be continuing and there being no Default which would or might result from the advance of the Loan.

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Banks and may be waived by the Agent in whole or in part and with or without conditions.

9.4	Further conditions precedent

Not later than five (5) Banking Days prior to each Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Agent (acting on the instructions of the Banks) may request and the Borrower shall, not later than two (2) Banking Days prior to such date, deliver to the Agent on such request further relevant certificates and/or favourable opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

10	EVENTS OF DEFAULT

10.1	Events

Each of the following events shall constitute an Event of Default (whether such event shall occur voluntarily or involuntarily or by operation of law or regulation or in connection with any judgment, decree or order of any court or other authority or otherwise, howsoever):

10.1.1	Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2	Breach of Insurance and certain other obligations: the Borrower, any of the Owners or, as the context may require, the Managers or any other person fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents) for any of the Mortgaged Ships or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any of the Owners or any other person or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be imposed on it under clause 8; or

10.1.3	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above) and, in respect of any such breach or omission which in the opinion of the Agent (following consultation with the Banks) is capable of remedy, such action as the Agent (acting on the instructions of the Banks) may require shall not have been taken within five (5) days of the Agent notifying the relevant Security Party of such default and of such required action; or

10.1.4	Misrepresentation: any material representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.5	Cross-default: any Indebtedness or other Borrowed Money of any Related Company of the Borrower is not paid when due or any Indebtedness or other Borrowed Money of any such Related Company becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by such Related Company of a voluntary right of prepayment), or any creditor of any such Related Company becomes entitled to declare any such Indebtedness or other Borrowed Money due and payable or any facility or commitment available to any such Related Company relating to Indebtedness or other Borrowed Money is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless such Related Company shall have satisfied the Agent that such withdrawal, suspension or cancellation will not affect or prejudice in any way such Related Company’s ability to pay its debts as they fall due and fund its commitments, or any guarantee given by any such Related Company in respect of Indebtedness or other Borrowed Money is not honoured when due and called upon; or

10.1.6	Execution: any judgment or order made against any Security Party is not stayed or complied with within ten (10) Banking Days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within ten (10) Banking Days; or

10.1.7	Insolvency: any Security Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; or has negative net worth (taking into account contingent liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.8	Reduction or loss of capital: a meeting is convened by any Security Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

10.1.9	Dissolution: any corporate action, Proceedings or other steps are taken to dissolve or wind-up any Security Party or an order is made or resolution passed for the dissolution or winding up of any Security Party or a notice is issued convening a meeting for such purpose; or

10.1.10	Administration: any petition is presented, notice given or other steps are taken anywhere to appoint an administrator of any Security Party or the Agent believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party; or

10.1.11	Appointment of receivers and managers: any administrative or other receiver is appointed anywhere of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or

10.1.12	Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.13	Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.12 (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.14	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.15	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity; or

10.1.16	Invalidity: any of the Security Documents and the Underlying Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents and the Underlying Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.17	Unlawfulness: any Unlawfulness occurs or it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for a Creditor to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.18	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.19	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.20	Material adverse change: there occurs, in the reasonable opinion of the Agent (following consultation with the Banks), a material adverse change in:
(a)	the financial condition of any Security Party or their Related Companies by reference to the financial position of such Security Party or Related Company as described by any Security Party to the Agent in the negotiation of this Agreement; or

(b)	in the conditions prevailing in any international money market, international debt, banks, syndication or other financial market or in international capital market; or

(c)	in the financial, political or economic situation of any jurisdiction in which or where any Security Party or their Related Companies in incorporated, resident, domiciled, has a permanent establishment, carries on or has a place of business or is otherwise effectively connected; or

10.1.21	Arrest: any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the relevant Owner and the relevant Owner shall fail to procure the release of such Ship within a period of fifteen (15) days thereafter; or

10.1.22	Registration: the registration of any Ship under the laws and flag of the Flag State is cancelled or terminated without the prior written consent of the Banks or the registration of such Ship is not renewed at least forty-five (45) days prior to the expiry of such registration; or

10.1.23	Unrest: the Flag State or the country in which any Security Party is incorporated or domiciled becomes involved in hostilities or civil war or there is a seizure of power in such country by unconstitutional means; or

10.1.24	Environmental Incidents: an Environmental Incident occurs which gives rise, or may give rise, to an Environmental Claim which could, in the reasonable opinion of the Agent be expected to have a material adverse effect (i) on the business, assets or financial condition of any Security Party or the Corporate Guarantor’s Group taken as a whole or (ii) on the security constituted by any of the Security Documents or the enforceability of that security in accordance with its terms; or

10.1.25	P&I: any Owner or either Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.26	Shareholdings: there is any change in the immediate and/or ultimate legal and/or beneficial ownership of any of the shares of the Guarantors from that existing on the Execution Date or the aggregate number of shares of and in the Borrower beneficially owned or controlled by Mr. Charalambos (“Harry”) Vafeias and/or any member of his immediate family falls below 15% of total issued shares of and in the Borrower; or

10.1.27	Material events: any other event occurs or circumstance arises which, in the opinion of the Agent (acting reasonably and following consultation with the Banks), is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or any of the Underlying Documents or (ii) the security created by any of the Security Documents; or
10.1.28	Accounts: moneys are withdrawn from any of the Earnings Accounts other than in accordance with clause 14; or

10.1.29	Required Authorisations: any Required Authorisation is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation comes into existence which would make any transaction under the Security Documents or the Underlying Documents or the continuation thereof, unlawful or would howsoever prevent the performance by any Security Party of any term of any of the Security Documents or the Underlying Documents; or

10.1.30	Charters: any Approved Employment Contract is terminated other than by mere effluxion of time or any Ship employed under a time charterparty has become off-hire for (i) a continuous period of 28 days at any time or (ii) for of 56 days in aggregate in any 12-month period; or

10.1.31	Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive (91/308 EEC) of the Council of the European Communities; or

10.1.32	Proceedings: material Proceedings have been commenced against the Borrower or any Owner; or

10.1.33	Major damage: any major (costing in excess of USD1,000,000 to repair) damage caused to any Ship is not sufficiently or adequately covered by the Insurances and which, in the opinion of the Agent (acting reasonably), is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or any of the Underlying Documents or (ii) the security created by any of the Security Documents; or

10.1.34	Classification: the Classification of any Ship has been withdrawn by the relevant Classification Society; or

10.1.35	Existing Loan Agreement. There shall occur an Event of Default under (and as defined in) the Existing Loan Agreement.

10.2	Acceleration

The Agent may, and if so requested by the Banks shall, without prejudice to any other rights of the Banks, at any time after the happening of an Event of Default so long as the same is continuing by notice to the Borrower declare that:

10.2.1	the obligation of each Bank to make its Commitment available shall be terminated, whereupon the Total Commitment shall be reduced to zero forthwith; and/or

10.2.2	the Loan and all interest accrued and all other sums payable whensoever under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand basis

If, under clause 10.2.2, the Agent has declared the Loan to be due and payable on demand, at any time thereafter the Agent may (and if so instructed by the Banks shall) by written notice to the Borrower (a) demand repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

11	INDEMNITIES

11.1	General indemnity

The Borrower agrees to indemnify on demand each Creditor, without prejudice to any of such Creditor’s other rights under any of the Security Documents, against any loss (including loss of Margin) or expense (including, without limitation, Break Costs) which such Creditor shall certify as sustained by it as a consequence of any Default, any prepayment of the Loan or part thereof being made under clauses 4.3, 8.2.1(a) or 12.1 or any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid and/or the Loan not being made for any reason (excluding any default by the Agent or any Bank) after the Drawdown Notice has been given.

11.2	Environmental indemnity

The Borrower shall indemnify each Creditor on demand and hold it harmless from and against all costs, claims, expenses, payments, charges, losses, demands, liabilities, actions, Proceedings (civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be incurred or made or asserted whensoever against such Creditor at any time, whether before or after the repayment in full of principal and interest under this Agreement, arising howsoever out of an Environmental Claim made or asserted against such Creditor which would not have been, or been capable of being, made or asserted against such Creditor had it not entered into any of the Security Documents or been involved in any of the resulting or associated transactions.

11.3	Central Bank or European Central Bank reserve requirements indemnity

The Borrower shall on demand promptly indemnify each Bank against any cost incurred or loss suffered by such Bank as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to such Bank’s Commitment and/or Contribution or deposits obtained by it to fund the whole or part of that Contribution and to the extent such cost or loss is not recoverable by such Bank under clause 12.2.

12	UNLAWFULNESS AND INCREASED COSTS

12.1	Unlawfulness

Regardless of any other provision of this Agreement, in the event that the Agent on behalf of a Bank (the “Notifying Bank”) notifies the Borrower that by reason of:
(a)	the introduction of or any change in any applicable law or regulation or any change in the interpretation or application thereof; or

(b)	compliance by such Notifying Bank with any directive, request or requirement (whether or not having the force of law) of any central bank or Government Entity it becomes unlawful or it is prohibited by or contrary to such directive request or requirement for such Notifying Bank to maintain or give effect to any of its obligations in connection howsoever with this Agreement then (i) such Notifying Bank’s Commitment shall be reduced to zero and (ii) the Borrower must prepay such Notifying Bank’s Contribution either immediately or on a future specified date not being earlier than the latest date permitted by the relevant law, regulation, directive, request or requirement with interest and commitment commission accrued to the date of prepayment and all other sums payable whensoever by the Borrower under this Agreement
Provided that the Banks shall try to ensure that any loss suffered by the Borrower as a result of the circumstances referred to above are kept to a minimum.
12.2	Increased costs

If any Bank (the “Notifying Bank”) certifies to the Borrower that at any time the effect of any applicable law, regulation or regulatory requirements or the interpretation or application thereof or any change therein (including the imposition upon whomsoever of Taxes on payments hereunder or otherwise howsoever in connection with this Agreement other than taxes on the overall net income of such Bank) or the effect of complying with any applicable directive, request or requirement (whether or not having the force of law) of any central bank or Government Entity (including any kind of liquidity, stock or capital adequacy controls or other banking or monetary controls or requirements which affect the manner in which such Notifying Bank or its holding company allocates capital resources to the Bank’s obligations hereunder) is to:

12.2.1	subject such Notifying Bank to Taxes or change the basis of Taxation of such Notifying Bank relating to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income of such Notifying Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, such Notifying Bank or its holding company in making or keeping the Commitment available or maintaining or funding all or part of its Contribution Loan; and/or

12.2.3	reduce the amount payable or the effective return to such Notifying Bank under any of the Security Documents; and/or

12.2.4	reduce such Notifying Bank’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Notifying Bank’s obligations under any of the Security Documents; and/or

12.2.5	require such Notifying Bank or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by the Notifying Bank under any of the Security Documents; and/or

12.2.6	require such Notifying Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or its Contribution from its capital for regulatory purposes, then and in each such case (subject to clause 12.2) the Borrower must on demand pay to the Notifying Bank the amount which such Notifying Bank certifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Notifying Bank or its holding company regards as confidential) is required to compensate such Notifying Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, forgone return or loss

Provided that the Banks shall try to ensure that any loss suffered by the Borrower as a result of the circumstances referred to above are kept to a minimum.

For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which such Bank is included.

12.3	Exception

Nothing in clause 12.2 shall entitle any Notifying Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13	APPLICATION OF MONEYS, SET OFF, PRO-RATA PAYMENTS AND MISCELLANEOUS

13.1	Application of moneys

All moneys received by the Agent and/or the Security Trustee under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 or in a manner determined in the Security Trustee’s or (as the case may be) the Agent’s discretion, shall be applied in the following manner:

13.1.1	first, in or towards payment of all unpaid costs and expenses which may be owing to the Agent and/or the Security Trustee or either of them under any of the Security Documents;

13.1.2	secondly, in or towards payment of any unpaid fees payable to the Creditors or any of them;

13.1.3	thirdly, in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

13.1.4	fourthly, in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.5	fifthly, in or towards payment to any Bank for any loss or Break Costs incurred by it;

13.1.6	sixthly, in or towards payment to any Creditor of any other sums owing to it under any of the Security Documents; and

13.1.7	seventhly, the surplus (if any) shall be paid to the Borrower or to whomsoever else may appear to the Agent and/or the Security Trustee to be entitled to receive such surplus.

13.2	Set-off

The Borrower authorises each Creditor (without prejudice to any of such Creditor’s rights at law, in equity or otherwise), at any time and without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch of such Creditor in or towards satisfaction of any sum due and payable from the Borrower to such Creditor under any of the Security Documents. For this purpose, each Creditor is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. No Creditor shall be obliged to exercise any right given to it by this clause 13.2. Each Creditor shall notify the Borrower through the Agent forthwith upon the exercise or purported exercise of any right of set off giving full details in relation thereto and the Agent shall inform the other Creditors. Nothing in this clause 13.2 shall be effective to create a charge or other security interest.

13.3	Pro rata payments

If at any time any Bank (the “Recovering Bank”) receives or recovers any amount owing to it by the Borrower under this Agreement by direct payment, set-off or in any manner other than by payment through the Agent pursuant to clauses 6.1 or 6.10 (not being a payment received from a Transferee Bank or a sub-participant in such Bank’s Contribution or any other payment of an amount due to the Recovering Bank for its sole account pursuant to clauses 3.6, 5, 6.6, 12.1, 12.2, 13.1, or 13.2), the Recovering Bank must, within two (2) Banking Days of such receipt or recovery (a “Relevant Receipt”) notify the Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Bank would have received if the Relevant Receipt had been received by the Agent and distributed pursuant to clause 6.1 or 6.10 (as the case may be) then:
(a)	within two (2) Banking Days of demand by the Agent, the Recovering Bank must pay to the Agent an amount equal (or equivalent) to the excess;

(b)	the Agent must treat the excess amount so paid by the Recovering Bank as if it were a payment made by the Borrower and must distribute the same to the Banks (other than the Recovering Bank) in accordance with clause 6.10; and

(c)	as between the Borrower and the Recovering Bank the excess amount so re-distributed shall be treated as not having been paid but the obligations of the Borrower to the other Banks shall, to the extent of the amount so re-distributed to them, be treated as discharged.
13.3.2	If any part of the Relevant Receipt subsequently must be wholly or partly refunded by the Recovering Bank (whether to a liquidator or otherwise) each Bank to which any part of such Relevant Receipt was so re-distributed must on request from the Recovering Bank repay to the Recovering Bank such Bank’s pro-rata share of the amount which has to be refunded by the Recovering Bank.

13.3.3	Each Bank must on request supply to the Agent such information as the Agent may from time to time request for the purposes of this clause 13.3.

13.3.4	Notwithstanding the foregoing provisions of this clause 13.3, no Recovering Bank shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to Proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such Proceedings or commence and diligently pursue separate Proceedings to enforce its rights in the same or another court (unless the Proceedings instituted by the Recovering Bank are instituted by it without prior notice having been given to such party through the Agent).

13.4	No release

For the avoidance of doubt it is hereby declared that failure by any Recovering Bank to comply with the provisions of clause 13.3 shall not release any other Recovering Bank from any of its obligations or liabilities under clause 13.3.

13.5	No charge

The provisions of this clause 13 shall not, and shall not be construed so as to, constitute a charge by a Bank over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 13.3.

13.6	Further assurance

The Borrower undertakes with each Creditor to ensure that, throughout the Facility Period, the Security Documents shall be valid and binding obligations of the respective parties thereto and rights of each Bank enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Banks may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.7	Conflicts

In the event of any conflict between this Agreement and any of the other Borrower’s Security Documents, the provisions of this Agreement shall prevail.

13.8	No implied waivers, remedies cumulative

No failure or delay on the part of any Creditor to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by any Creditor of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law. No waiver by any Creditor shall be effective unless it is in writing.

13.9	Severability

If any provision of this Agreement is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.10	Force Majeure

Regardless of any other provision of this Agreement, no Creditor shall be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from (i) the action or inaction or purported action of any governmental or local authority (ii) any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon such Creditor or any of its representatives or employees) (iii) any act of God (iv) any act of war (whether declared or not) or terrorism (v) any failure of any information technology or other operational systems or equipment affecting such Creditor or (vi) any other circumstances whatsoever outside such Creditor’s control.

13.11	Amendments

This Agreement may be amended or varied only by an instrument in writing executed by all parties hereto who irrevocably agree that the provisions of this clause 13.11 may not be waived or modified except by an instrument in writing to that effect signed by all of them.

13.12	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement which may be sufficiently evidenced by one counterpart.

13.13	English language

All documents required to be delivered under and/or supplied whensoever in connection howsoever with any of the Security Documents and all notices, communications, information and other written material whatsoever given or provided in connection howsoever therewith must either be in the English language or accompanied by an English translation certified by a notary, lawyer or consulate acceptable to the Agent.

14	ACCOUNTS AND RETENTION

14.1	General

The Borrower undertakes with each Creditor that it will:

14.1.1	on or before (i) the first Drawdown Date, open the Retention Account and (ii) the Delivery Date of each Ship, procure that the relevant Owner opens the Earnings Account in respect of that Ship; and

14.1.2	procure that all moneys payable to each Owner in respect of the Earnings (as defined in the relevant General Assignment) shall, unless and until the Agent (acting on the instructions of the Banks) directs to the contrary pursuant to the provisions of the relevant General Assignment, be paid to the relevant Earnings Account, Provided however that if any of the moneys paid to any of the Earnings Accounts are payable in a currency other than USD, the Borrower shall procure that the relevant Owner instruct the Account Bank to convert such moneys into USD at the Account Bank’s spot rate of exchange at the relevant time for the purchase of USD with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of USD with such currency.

14.2	Earnings Accounts: withdrawals

Unless the Agent (acting on the instructions of the Banks) otherwise agrees in writing, the Borrower shall ensure that no Owner withdraws any moneys from its Earnings Account at any time during the Facility Period except that, unless and until a Default shall occur and the Agent (acting on the instructions of the Banks) shall direct to the contrary, each Owner may withdraw moneys from its Earnings Account for the following purposes:

14.2.1	to transfer to the Retention Account on each Retention Date all of the Retention Amount for such Retention Date;

14.2.2	to pay the proper and reasonable expenses of its Ship; and

14.2.3	to pay reasonable general and administrative expenses subject to the approval of the Agent from time to time.

14.3	Retention Account: credits and withdrawals

14.3.1	The Borrower undertakes with the Banks that, throughout the Facility Period, it will procure that, in relation to each Advance on each Retention Date relating thereto there is paid (whether from the relevant Earnings Account or elsewhere) to the Retention Account, the Retention Amount for such Retention Date provided however that, to the extent that there are moneys standing to the credit of the Earnings Accounts (or any of them) as at the Retention Date, such moneys shall, up to an amount equal to the Retention Amount, be transferred to the Retention Account from any of the Earnings Accounts on that Retention Date and to that extent the Borrower’s obligations to procure that the payments referred to in this clause 14.3.1 are made shall have been fulfilled upon such transfer being effected.

14.3.2	Unless and until there shall occur an Event of Default (whereupon the provisions of clause 14.4 shall apply), all Retention Amounts credited to the Retention Account together with interest from time to time accruing or at any time accrued thereon must be applied by the Account Bank (and the Borrower hereby irrevocably authorises the Account Bank so to apply the same) upon each Repayment Date and/or on each day that interest is payable pursuant to clause 3.1, in or towards payment to the Agent of the instalment then falling due for repayment or, as the case may be, the amount of interest then due. Each such application by the Account Bank shall constitute a payment in or towards satisfaction of the Borrower’s corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of the Borrower to make any such payment to the extent that the aforesaid application by the Account Bank is insufficient to meet the same.

14.3.3	Unless the Agent otherwise agrees in writing and subject to clause 14.3.2, the Borrower shall not be entitled to withdraw any moneys from the Retention Account at any time during the Facility Period.

14.4	Application of accounts

At any time after the occurrence of an Event of Default, the Agent may (and on the instructions of the Banks must), without notice to the Borrower, instruct the Account Bank to apply all moneys then standing to the credit of the Earnings Accounts and/or the Retention Account or any of them (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Creditors or any of them under the Security Documents in the manner specified in clause 13.1.

14.5	Charging of accounts

The Earnings Accounts, the Retention Account and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Earnings Account Pledges and the Retention Account Pledge.

15	ASSIGNMENT, TRANSFER AND LENDING OFFICE

15.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Creditors and the Borrower and their respective successors in title.

15.2	No assignment by Borrower

The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

15.3	Transfers by Banks

Any Bank (the “Transferor Bank”) may at any time (without the consent of the Borrower) cause all or any part of its rights, benefits and/or obligations under this Agreement and the Security Documents to be transferred to any other bank or financial institution (provided that there shall be no more than two Banks at any one time) or other company or legal entity to be used in a securitisation or similar transaction of that Bank’s loan (a “Transferee Bank”) by delivering to the Agent a Transfer Certificate duly completed and duly executed by the Transferor Bank and the Transferee Bank. No such transfer is binding on, or effective in relation to, the Borrower or the Agent unless (i) it is effected or evidenced by a Transfer Certificate which complies with the provisions of this clause 15.3 and is signed by or on behalf of the Transferor Bank, the Transferee Bank and the Agent (on behalf of itself, the Borrower and the other Creditors) and (ii) such transfer of rights under the other Security Documents has been effected and registered. Upon signature of any such Transfer Certificate by the Agent, which signature must be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below.

The following further provisions shall have effect in relation to any Transfer Certificate:

15.3.1	a Transfer Certificate may be in respect of a Bank’s rights in respect of all, or part of, its Commitment and shall be in respect of the same proportion of its Contribution;

15.3.2	a Transfer Certificate shall only be in respect of rights and obligations of the Transferor Bank in its capacity as a Bank and shall not transfer its rights and obligations as the Agent, or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of this Agreement;

15.3.3	a Transfer Certificate shall take effect in accordance with English law as follows:
(a)	to the extent specified in the Transfer Certificate, the Transferor Bank’s payment rights and all its other rights (other than those referred to in clause 15.3.2 above) under this Agreement are assigned to the Transferee Bank absolutely, free of any defects in the Transferor Bank’s title and of any rights or equities which the Borrower had against the Transferor Bank;

(b)	the Transferor Bank’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Bank becomes a Bank with a Contribution and/or a Commitment of the amounts specified in the Transfer Certificate;

(d)	the Transferee Bank becomes bound by all the provisions of this Agreement and the Security Documents which are applicable to the Banks generally, including but not limited to those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Arranger, the Agent and the Security Trustee and to the extent that the Transferee Bank becomes bound by those provisions, the Transferor Bank ceases to be bound by them;

(e)	the Loan or part of the Loan which the Transferee Bank makes after the Transfer Certificate comes into effect ranks in point of priority and security in the same way as it would have ranked had it been made by the Transferor Bank, assuming that any defects in the Transferor Bank’s title and any rights or equities of any Security Party against the Transferor Bank had not existed; and

(f)	the Transferee Bank becomes entitled to all the rights under this Agreement which are applicable to the Banks generally, including but not limited to those relating to the Banks and those under clauses 3.6, 5 and 12 and to the extent that the Transferee

Bank becomes entitled to such rights, the Transferor Bank ceases to be entitled to them;
15.3.4	the rights and equities of the Borrower or of any other Security Party referred to above include, but are not limited to, any right of set-off and any other kind of cross-claim; and

15.3.5	the Borrower and the Creditors hereby irrevocably authorise and instruct the Agent to sign any such Transfer Certificate on their behalf and undertake not to withdraw, revoke or qualify such authority or instruction at any time. Promptly upon its signature of any Transfer Certificate, the Agent shall notify the Borrower, the Transferor Bank and the Transferee Bank.

15.4	Reliance on Transfer Certificate

15.4.1	The Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to this Agreement and the Security Documents for the consequences of such reliance.

15.4.2	The Agent shall at all times during the Facility Period maintain a register in which it shall record the name, Commitments, Contributions and administrative details (including the lending office) from time to time of the Banks holding a Transfer Certificate and the date at which the transfer referred to in such Transfer Certificate held by each Bank was transferred to such Bank, and the Agent shall make the said register available for inspection by any Bank or the Borrower during normal banking hours upon receipt by the Agent of reasonable prior notice requesting the Agent to do so.

15.4.3	The entries on the said register shall, in the absence of manifest error, be conclusive in determining the identities of the Commitments, the Contributions and the Transfer Certificates held by the Banks from time to time and the principal amounts of such Transfer Certificates and may be relied upon by the Agent and the other Security Parties for all purposes in connection with this Agreement and the Security Documents.

15.5	Transfer fees and expenses

The Borrower shall not be liable for any costs, fees and expenses or value added tax incurred by any Bank in connection with the transfer of all or any part of its rights, benefits and/or obligations under the Security Documents.

15.6	Documenting transfers

If any Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3, the Borrower undertakes, immediately on being requested to do so by the Agent and at the cost of the Transferor Bank, to enter into, and procure that the other Security Parties shall (at the cost of the Transferor Bank) enter into, such documents as may be necessary or desirable to transfer to the Transferee Bank all or the relevant part of such Bank’s interest in the Security Documents and all relevant references in this Agreement to such Bank shall thereafter be construed as a reference to the Transferor Bank and/or its Transferee Bank (as the case may be) to the extent of their respective interests.

15.7	Sub-participation

A Bank may sub-participate all or any part of its rights and/or obligations under the Security Documents without the consent of, or notice to, the Borrower.

15.8	Lending office

Each Bank shall lend through its office at the address specified in schedule 1 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Bank selected from time to time by it through which such Bank wishes to lend for the purposes of this Agreement. If the office through which a Bank is lending is changed pursuant to this clause 15.8, such Bank shall notify the Agent promptly of such change and the Agent shall notify the rest of the Creditors and the Borrower.

15.9	Securitisation

A Bank may include all or any part of the Loan in a securitisation or similar transaction without the consent of, or any notice to, the Borrower or any Security Party. The Borrower will assist the Banks as necessary to achieve a successful securitisation (or similar transaction) Provided that the Borrower shall not be required to bear any third party costs related to any such securitisation and need only provide such information which any third parties may reasonably request.

15.10	Disclosure of information

The Borrower hereby does, and shall procure that the other Security Parties do, irrevocably authorise each Creditor to give, divulge and reveal from time to time information and details relating to their accounts, the Ships, the Security Documents, the Loan, the Commitments and any agreement entered into by the Borrower and/or Security Party or information provided by the Borrower or Security Party in connection with the Security Documents to:
(i) any private, public or internationally recognised authorities that are entitled to and have requested to obtain such information,

(ii) the Creditors’ respective head offices, branches and affiliates and professional advisors,

(iii) any other parties to the Security Documents,

(iv) a rating agency or their professional advisors,

(v) any person with whom such Creditor proposes to enter (or considers entering) into contractual relations in relation to the Loan and/or its Commitment or Contribution, and

(vi) any other person regarding the funding, re-financing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation to the Loan, its Contribution or its Commitment, including without limitation, for purposes in connection with a securitisation or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of such Creditor’s rights and obligations.
16	ARRANGER, AGENT AND SECURITY TRUSTEE

16.1	Appointment of the Agent

Each Bank irrevocably appoints the Agent as its agent for the purposes of this Agreement and such of the Security Documents to which it may be appropriate for the Agent to be party. By virtue of such appointment, each of the Banks hereby irrevocably authorises the Agent:

16.1.1	to execute such documents as may be approved by the Banks for execution by the Agent; and

16.1.2	(whether or not by or through employees or agents) to take such action on such Bank’s behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent by this Agreement and/or any other Security Document, together with such powers and discretions as are reasonably incidental thereto.

16.2	Agent’s actions

Any action taken by the Agent in connection howsoever with this Agreement or any of the other Security Documents whether with requisite authority or on the basis of appropriate instructions, received from the Banks (or as otherwise duly authorised) shall be binding on all the Banks.

16.3	Agent’s duties

The Agent shall:

16.3.1	promptly notify each Bank of the contents of each notice, certificate or other document received by it from the Borrower under or pursuant to clauses 8.1.1, 8.1.6, 8.1.7 and 8.1.9; and

16.3.2	(subject to the other provisions of this clause 16) take (or instruct the Security Trustee to take) such action or, as the case may be, refrain from taking (or authorise the Security Trustee to refrain from taking) such action with respect to the exercise of any of its rights, remedies, powers and discretions as agent, as the Banks may direct.

16.4	Agent’s rights

The Agent may:

16.4.1	in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement or any of the other Security Documents, act or, as the case may be, refrain from acting (or authorise the Security Trustee to act or refrain from acting) in accordance with the instructions of the Banks, and shall be fully protected in so doing;

16.4.2	unless and until it shall have received directions from the Banks, take such action or, as the case may be, refrain from taking such action (or authorise the Security Trustee to take or refrain from taking such action) in respect of a Default of which the Agent has actual knowledge as it shall deem advisable in the best interests of the Banks (but shall not be obliged to do so);

16.4.3	refrain from acting (or authorise the Security Trustee to refrain from acting) in accordance with any instructions of the Banks to institute any Proceedings arising out of or in connection with this Agreement or any of the other Security Documents until it and/or the Security

Trustee has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;
16.4.4	deem and treat (i) each Bank as the person entitled to the benefit of the Contribution of such Bank for all purposes of this Agreement unless and until a notice shall have been filed with the Agent pursuant to clause 15.3 and shall have become effective, and (ii) the office set opposite the name of each of the Banks in schedule 1 unless and until a written notice of change of lending office shall have been received by the Agent and the Agent may act upon any such notice unless and until the same is superseded by a further such notice;

16.4.5	rely as to matters of fact which might reasonably be expected to be within the knowledge of any Security Party upon a certificate signed by any director or officer of the relevant Security Party on behalf of the relevant Security Party; and

16.4.6	do anything which is in its opinion necessary or desirable to comply with any law or regulation in any jurisdiction.

16.5	No liability of Arranger or Agent

Neither the Arranger nor the Agent nor any of their respective employees and agents shall:

16.5.1	be obliged to make any enquiry as to the use of any of the proceeds of the Loan unless (in the case of the Agent) so required in writing by a Bank, in which case the Agent must promptly make the appropriate request to the Borrower; or

16.5.2	be obliged to make any enquiry as to any breach or default by the Borrower or any other Security Party in the performance or observance of any of the provisions of this Agreement or any of the other Security Documents or as to the existence of a Default unless (in the case of the Agent) the Agent has actual knowledge thereof or has been notified in writing thereof by a Bank, in which case the Agent must promptly notify the Banks of the relevant event or circumstance; or

16.5.3	be obliged to enquire whether or not any representation or warranty made by the Borrower or any other Security Party pursuant to this Agreement or any of the other Security Documents is true or continues to be true; or

16.5.4	be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or
16.5.5	be obliged to account to any Bank for any sum or the profit element of any sum received by it for its own account; or

16.5.6	be obliged to institute any Proceedings arising out of or in connection with this Agreement or any of the other Security Documents other than on the instructions of the Banks and only then subject to provision satisfactory to the Agent having been made with regard to payment of costs and indemnification of the Agent qua agent; or

16.5.7	be liable to any Bank for any action taken or omitted under or in connection with this Agreement or any of the other Security Documents unless caused by its gross negligence or wilful misconduct.

For the purposes of this clause 16, neither the Arranger nor the Agent shall be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency or loan administration department of the Arranger or the person for the time being acting as the Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by the Arranger or, as the case may be, the Agent for any Security Party or any other person which may be a trade competitor of any Security Party or may otherwise have commercial interests similar to those of any Security Party.

16.6	Non-reliance on Arranger or Agent

Each Bank acknowledges that it has not relied on any statement, opinion, forecast or other representation made by the Arranger or the Agent to induce it to enter into this Agreement or any of the other Security Documents and that it has made and will continue to make, without reliance on the Arranger or the Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Security Parties and its own independent investigation of the financial condition, prospects and affairs of the Security Parties and of all other relevant factors in connection with the making and continuation of such Bank’s Commitment or Contribution under this Agreement. Neither the Arranger nor the Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to any Security Party whether coming into its possession before the making of the Loan or at any time or times thereafter other than as provided in clause 16.3.1.
16.7	No responsibility on Arranger or Agent for Borrower’s performance

Neither the Arranger nor the Agent shall have any responsibility or liability to any Bank:

16.7.1	on account of the failure of any Security Party to perform its obligations under any of the Security Documents; or

16.7.2	for the financial condition of any Security Party; or

16.7.3	for the completeness or accuracy of any statements, representations or warranties in any of the Security Documents or any document delivered under any of the Security Documents; or

16.7.4	for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any of the Security Documents or of any certificate, report or other document executed or delivered under any of the Security Documents; or

16.7.5	to investigate or make any enquiry into the title of the Borrower or any other Security Party to the Ships or any other security or any part thereof; or

16.7.6	for the failure to register any of the Security Documents with any official or regulatory body or office or elsewhere; or

16.7.7	for taking or omitting to take any other action under or in relation to any of the Security Documents or any aspect of any of the Security Documents; or

16.7.8	on account of the failure of the Security Trustee to perform or discharge any of its duties or obligations under the Security Documents; or

16.7.9	otherwise in connection with this Agreement or its negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Banks.

16.8	Reliance on documents and professional advice

Each of the Arranger and the Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it (including those in the Arranger’s or, as the case may be, the Agent’s employment).
16.9	Other dealings

Each of the Arranger and the Agent may, without any liability to account to the Banks, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, and provide advisory or other services to, any Security Party or any of its Related Companies or any of the Banks as if it were not the Arranger or, as the case may be, the Agent.

16.10	Rights of Agent as Bank; no partnership

With respect to its own Commitment and Contribution (if any) the Agent shall have the same rights and powers under the Security Documents as any other Bank and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the term “Banks” shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Bank. This Agreement shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

16.11	Amendments and waivers

16.11.1	Subject to clause 16.11.2, the Agent may, with the consent of the Banks (or if and to the extent expressly authorised by the other provisions of any of the Security Documents) and, if so instructed by the Banks, must:
(a)	agree (or authorise the Security Trustee to agree) amendments or modifications to any of the Security Documents with the Borrower and/or any other Security Party; and/or

(b)	vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of any of the other Security Documents by the Borrower and/or any other Security Party (or authorise the Security Trustee to do so).
Any such action so authorised and effected by the Agent must be documented in such manner as the Agent shall (with the approval of the Banks) determine, must be promptly notified to the Banks by the Agent and (without prejudice to the generality of clause 16.2) shall be binding on the Banks.

16.11.2	Except with the prior written consent of the Banks, the Agent shall have no authority on behalf of the Banks to agree (or authorise the Security Trustee to agree) with the Borrower and/or any other Security Party any amendment or modification to any of the Security Documents or to grant (or authorise the Security Trustee to grant) waivers in respect of breaches or defaults or to vary or excuse (or authorise the Security Trustee to vary or excuse) performance of or under any of the Security Documents by the Borrower and/or any other Security Party, if the effect of such amendment, modification, waiver or excuse would be to:
(a)	reduce the Margin;

(b)	postpone the due date or reduce the amount of any payment of principal, interest or other amount payable by any Security Party under any of the Security Documents;

(c)	change the currency in which any amount is payable by any Security Party under any of the Security Documents;

(d)	increase any Bank’s Commitment;

(e)	extend the Availability Period;

(f)	change any provision of any of the Security Documents which expressly or implied requires the approval or consent of all the Banks such that the relevant approval or consent may be given otherwise than with the sanction of all the Banks;

(g)	change the order of distribution under clauses 6.10 and 15.1;

(h)	change this clause 16.11;

(i)	change the definition of “Banks” in clause 1.2; or

(j)	release any Security Party from the security constituted by any Security Document (except as required by the terms thereof or by law) or change the terms and conditions upon which such security or guarantee may be, or is required to be, released.
16.12	Reimbursement and indemnity by Banks

Each Bank must reimburse the Agent (rateably in accordance with such Bank’s aggregate Commitment or, after a Drawdown Date, its Contribution), to the extent that the Agent is not reimbursed by the Borrower, for the costs, charges and expenses incurred by the Agent which are expressed to be payable by the Borrower under clause 5.1 including (in each case) the fees and expenses of legal or other professional advisers. Each Bank agrees to indemnify the Agent on demand (rateably in accordance with such Bank’s aggregate Commitment or, after a Drawdown Date, its Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Agent in connection with any of the Security Documents any Proceedings initiated in connection therewith or the performance of its duties under any of the Security Documents or any action taken or omitted by the Agent under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Agent’s own gross negligence or wilful misconduct.
16.13	Retirement of Agent

16.13.1	The Agent may, having given to the Borrower and each of the Banks not less than fifteen (15) days’ notice of its intention to do so, retire from its appointment as Agent under this Agreement, provided that no such retirement shall take effect unless there has been appointed by the Banks as a successor agent:
(a)	a Related Company of the Agent nominated by the Agent which the Banks hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)	a Bank nominated by the Banks or, failing such a nomination,

(c)	any reputable and experienced bank or financial institution nominated by the retiring Agent.
Any corporation into which the retiring Agent may be merged or converted or any corporation with which the Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Agent shall be a party shall, to the extent permitted by applicable law, be the successor Agent under this Agreement and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party and the Banks. Prior to any such successor being appointed, the Agent agrees to consult with the Borrower as to the identity of the proposed successor and to take account of any reasonable objections which the Borrower may raise to such successor being appointed.

16.13.2	Upon any such successor as aforesaid being appointed, the retiring Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Agent. The retiring Agent shall (at the expense of the Borrower) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.14	Appointment and retirement of Security Trustee

16.14.1	Appointment

Each of the Banks and the Agent irrevocably appoints the Security Trustee as its Security Trustee and trustee for the purposes of this Agreement and the Security Documents, in each case on the terms set out in this Agreement. By virtue of such appointment, each of the Banks and the Agent hereby authorises the Security Trustee (whether or not by or through employees or agents) to take such action on its behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Security Trustee by this Agreement and/or the Security Documents, together with such powers and discretions as are reasonably incidental thereto.

16.14.2	Retirement

Without prejudice to clause 16.13, the Security Trustee may, having given to the Borrower and each of the Banks not less than fifteen (15) days’ notice of its intention to do so, retire from its appointment as Security Trustee under this Agreement and any Trust Deed, provided that no such retirement shall take effect unless there has been appointed by the Banks and the Agent as a successor Security Trustee and trustee:
(a)	a Related Company of the Security Trustee nominated by the Security Trustee which the Banks hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)	a bank or trust corporation nominated by the Banks or, failing such a nomination,

(c)	any bank or trust corporation nominated by the retiring Security Trustee,

and, in any case, such successor Security Trustee and trustee shall have duly accepted such appointment by delivering to the Agent (i) written confirmation (in a form acceptable to the Agent) of such acceptance agreeing to be bound by this Agreement in the capacity of Security Trustee as if it had been an original party to this Agreement and (ii) a duly executed Trust Deed.
Any corporation into which the retiring Security Trustee may be merged or converted or any corporation with which the Security Trustee may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Trustee shall be a party shall, to the extent permitted by applicable law, be the successor Security Trustee under this Agreement, any Trust Deed and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, any Trust Deed and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party and the Banks. Prior to any such successor being appointed, the Security Trustee agrees to consult with the Borrower as to the identity of the proposed successor and to take account of any reasonable objections which the Borrower may raise to such successor being appointed.

Upon any such successor as aforesaid being appointed, the retiring Security Trustee shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Security Trustee. The retiring Security Trustee shall (at the expense of the Borrower) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.
16.15	Powers and duties of the Security Trustee

16.15.1	The Security Trustee shall have no duties, obligations or liabilities to any of the other Creditors beyond those expressly stated in any of the Security Documents. Each of the Agent and the Banks hereby authorises the Security Trustee to enter into and execute:

(a)	each of the Security Documents to which the Security Trustee is or is intended to be a party; and

(b)	any and all such other Security Documents as may be approved by the Agent in writing (acting on the instructions of the Banks) for entry into by the Security Trustee, and, in each and every case, to hold any and all security thereby created upon trust for the Banks and the Agent in the manner contemplated by this Agreement.
16.15.2	Subject to clause 16.15.3 the Security Trustee may, with the prior consent of the Banks communicated in writing by the Agent, concur with any of the Security Parties to:
(a)	amend, modify or otherwise vary any provision of the Security Documents to which the Security Trustee is or is intended to be a party; or

(b)	waive breaches of, or defaults under, or otherwise excuse performance of, any provision of the Security Documents to which the Security Trustee is or is intended to be a party.
Any such action so authorised and effected by the Security Trustee must be promptly notified to the Banks and the Agent by the Security Trustee and shall be binding on the other Creditors.
16.15.3	The Security Trustee must not concur with any Security Party with respect to any of the matters described in clause 16.11.2 without the consent of the Banks communicated in writing by the Agent.

16.15.4	The Security Trustee must (subject to the other provisions of this clause 16) take such action or, as the case may be, refrain from taking such action, with respect to any of its rights, powers and discretions as Security Trustee and trustee, as the Agent may direct. Subject as provided in the foregoing provisions of this clause, unless and until the Security Trustee shall have received such instructions from the Agent, the Security Trustee may, but shall not be obliged to, take (or refrain from taking) such action under or pursuant to the Security Documents referred to in clause 16.14 as the Security Trustee shall deem advisable in the best interests of the Creditors provided that (for the avoidance of doubt), to the extent that this clause might otherwise be construed as authorising the Security Trustee to take, or refrain from taking, any action of the nature referred to in clause 16.15.2 (and for which the prior consent of the Banks is expressly required under clause 16.15.3), clauses 16.15.2 and 16.15.3 shall apply to the exclusion of this clause 16.15.4.
16.15.5	None of the Banks nor the Agent shall have any independent power to enforce any of the Security Documents referred to in clause 16.14 or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or any of them or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents or any of them except through the Security Trustee.

16.15.6	For the purpose of this clause 16, the Security Trustee may, rely and act in reliance upon any information from time to time furnished to the Security Trustee by the Agent (whether pursuant to clause 16.15.7 or otherwise) unless and until the same is superseded by further such information, so that the Security Trustee shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless the Security Trustee has actual knowledge that such information is inaccurate or incorrect.

16.15.7	Without prejudice to the foregoing each of the Agent and the Banks (whether directly or through the Agent) must provide the Security Trustee with such written information as the Security Trustee may reasonably require for the purpose of carrying out its duties and obligations under the Security Documents referred to in clause 16.14.

16.16	Trust provisions

16.16.1	The trusts constituted or evidenced in or by this Agreement and the Trust Deed shall remain in full force and effect until whichever is the earlier of:
(a)	the expiration of a period of eighty (80) years from the Execution Date; and

(b)	the end of the Facility Period,
and the parties to this Agreement declare that the perpetuity period applicable to this Agreement and the trusts declared by the Trust Deed shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of eighty (80) years from the Execution Date.
16.16.2	In its capacity as trustee in relation to the Security Documents specified in clause 16.14, the Security Trustee shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of any of those Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Trustee by any of those Security Documents.
16.16.3	It is expressly declared that, in its capacity as trustee in relation to the Security Documents specified in clause 16.14, the Security Trustee shall be entitled to invest moneys forming part of the security and which, in the opinion of the Security Trustee, may not be paid out promptly following receipt in the name or under the control of the Security Trustee in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other property or investments whether similar to the aforesaid or not or by placing the same on deposit in the name or under the control of the Security Trustee as the Security Trustee may think fit without being under any duty to diversify its investments and the Security Trustee may at any time vary or transpose any such property or investments for or into any others of a like nature and shall not be responsible for any loss due to depreciation in value or otherwise of such property or investments. Any investment of any part or all of the security may, at the discretion of the Security Trustee, be made or retained in the names of nominees.

16.17	Independent action by Creditors

None of the Creditors may enforce, exercise any rights, remedies or powers or grant any consents or releases under or pursuant to, or otherwise have a direct recourse to the security and/or guarantees constituted by any of the Security Documents without the prior written consent of the Banks but, provided such consent has been obtained, it shall not be necessary for any other Creditor to be joined as an additional party in any Proceedings for this purpose.

16.18	Common Agent and Security Trustee

The Agent and the Security Trustee have entered into the Security Documents in their separate capacities (a) as agent for the Banks under and pursuant to this Agreement (in the case of the Agent) and (b) as Security Trustee and trustee for the Banks and the Agent under and pursuant to this Agreement, to hold the guarantees and/or security created by the Security Documents specified in clause 16.14 on the terms set out in such Security Documents (in the case of the Security Trustee). However, from time to time the Agent and the Security Trustee may be the same entity. When the Agent and the Security Trustee are the same entity and any Security Document provides for the Agent to communicate with or provide instructions to the Security Trustee (and vice versa), any requirement for such formal communications or instructions is hereby waived by all the parties to this Agreement.
16.19	Co-operation to achieve agreed priorities of application

The Banks and the Agent must co-operate with each other and with the Security Trustee and any receiver under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 13.1.

16.20	Prompt distribution of proceeds

Moneys received by any of the Creditors (whether from a receiver or otherwise) pursuant to the exercise of (or otherwise by virtue of the existence of) any rights and powers under or pursuant to any of the Security Documents must (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority) be paid to the Agent for distribution (in the case of moneys so received by any of the Creditors other than the Agent or the Security Trustee) and must be distributed by the Agent or, as the case may be, the Security Trustee (in the case of moneys so received by the Agent or, as the case may be, the Security Trustee) in each case in accordance with clause 13.1. The Agent or, as the case may be, the Security Trustee must make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Agent or, as the case may be, the Security Trustee except that (without prejudice to any other provision contained in any of the Security Documents) the Agent or, as the case may be, the Security Trustee (acting on the instructions of the Banks) or any receiver may credit any moneys received by it to a suspense account for so long and in such manner as the Agent or such receiver may from time to time determine with a view to preserving the rights of the Agent and/or the Security Trustee and/or the Arranger and/or the Banks or any of them to provide for the whole of their respective claims against the Borrower or any other person liable.

16.21	Reconventioning

After consultation with the Borrower, the Banks and, notwithstanding clause 16.11, the Agent shall be entitled to make such amendments to this Agreement as it may determine to be necessary to take account of any changes in market practices as a consequence of the European Monetary Union (whether as to the settlement or rounding of obligations, business days, the calculation of interest or otherwise whatsoever). So far as possible such amendments shall be such as to put the parties in the same position as if the event or events giving rise the need to amend this Agreement had not occurred. Any amendment so made to this Agreement by the Agent shall be promptly notified to the other parties hereto and shall be binding on all parties hereto.
17	NOTICES AND OTHER MATTERS

17.1	Notices

17.1.1	unless otherwise specifically provided herein, every notice under or in connection with this Agreement shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax;

17.1.2	in this clause “notice” includes any demand, consent, authorisation, approval, instruction, certificate, request, waiver or other communication.

17.2	Addresses for communications, effective date of notices

17.2.1	Subject to clause 17.2.2 and clause 17.2.4 notices to the Borrower shall be deemed to have been given and shall take effect when received in full legible form by the Borrower at the address and/or the fax number appearing below (or at such other address or fax number as the Borrower may hereafter specify for such purpose to the Agent by notice in writing);
Address:	331 Kifissias Avenue 145 61 Kifissia Athens, Greece

Fax No: +30 210 625 2817
17.2.2	Notwithstanding the provisions of clause 17.2.1 or clause 17.2.4, a notice of Default and/or a notice given pursuant to clause 10.2 or clause 10.3 shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Agent or the Banks or any of them to the Borrower to the address or fax number referred to in clause 17.2.1;

17.2.3	Subject to clause 17.2.4, notices to the Agent and/or Arranger and/or Security Trustee shall be deemed to be given, and shall take effect, when received in full legible form by the Agent at the address and/or the fax number appearing below (or at any such other address or fax number as the Agent may hereafter specify for such purpose to the Borrower and the other Creditors by notice in writing);

Address:	DVB Bank SE, Nordic branch Strandgaten 18 P.O. Box 701 S 5807 Bergen, Norway

Attn: Fax no:	Loan Administration Dept. +47 55 309-450
17.2.4	Subject to clause 17.2.5 and clause 17.3, notices to a Bank shall be deemed to be given and shall take effect when received in full legible form by such Bank at its address and/or fax number specified in schedule 1 or any relevant Transfer Certificate (or at any other address or fax number as such Bank may hereafter specify for such purpose to the other Creditors); and

17.2.5	If under clause 17.2.1, clause 17.2.3 or clause 17.2.4 a notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside the normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.

17.3	Notices through the Agent

Every notice under this Agreement or (unless otherwise provided therein) any other Security Document to be given by the Borrower to any other party, shall be given to the Agent for onward transmission as appropriate and every notice under this Agreement to be given to the Borrower shall (except otherwise provided in the Security Documents) be given to the Borrower by the Agent.

18	BORROWER’S OBLIGATIONS

18.1	Liability unconditional

None of the obligations or liabilities of the Borrower under any Security Document shall be discharged or reduced by reason of:

18.1.1	the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any other person liable;

18.1.2	the Agent (acting on the instructions of the Banks) granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any other person liable; or

18.1.3	anything done or omitted which but for this provision might operate to exonerate any other person liable.

18.2	Recourse to other security

The Creditors shall not be obliged to make any claim or demand or to resort to any security or other means of payment now or hereafter held by or available to them for enforcing any of the Security Documents against the Borrower or any other person liable and no action taken or omitted by any Creditor in connection with any such security or other means of payment will discharge, reduce, prejudice or affect the liability of the Borrower under the Security Documents to which any of them is, or is to be, a party.

18.3	Waiver of Borrower’s rights

The Borrower agrees with each Creditor that, throughout the Facility Period, it will not, without the prior written consent of the Agent (acting on the instructions of the Banks):

18.3.1	exercise any right of subrogation, reimbursement and indemnity against any other person liable under the Security Documents;

18.3.2	demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to the Borrower from any other person liable or demand or accept any guarantee against financial loss or any document or instrument created or evidencing an Encumbrance in respect of the same or dispose of the same;

18.3.3	take any steps to enforce any right against any other person liable in respect of any such moneys; or

18.3.4	claim any set-off or counterclaim against any other person liable or claim or prove in competition with any Creditor in the liquidation of any other person liable or have the benefit of, or share in, any payment from or composition with, any other person liable or any security granted under any Security Document now or hereafter held by any Creditor for any moneys owing under this Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Agent, it will prove for the whole or any part of its claim in the liquidation of any other person liable on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Banks and applied in or towards discharge of any moneys owing under this Agreement in such manner as the Agent (acting on the instructions of the Banks) shall require.
19	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

20	JURISDICTION

20.1	Exclusive jurisdiction

For the benefit of the Creditors, and subject to clause 20 below, the Borrower hereby irrevocably agrees that the courts of England shall have exclusive jurisdiction:

20.1.1	to settle any disputes or other matters whatsoever arising under or in connection with this Agreement (or any non-contractual obligation arising out of or in connection with this Agreement) and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, whether the alleged liability shall arise under the laws of England or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

20.1.2	to grant interim remedies or other provisional or protective relief.

20.2	Submission and service of process

The Borrower accordingly, irrevocably and unconditionally submits to the jurisdiction of the English courts. Without prejudice to any other mode of service the Borrower:

20.2.1	irrevocably empowers and appoints Saville & Co at their office for the time being, presently at One Carey Lane, London EC2V 8AE, England as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Agreement;

20.2.2	agrees to maintain such an agent for service of process in England from the date hereof until the end of the Facility Period;

20.2.3	agrees that failure by a process agent to notify the Borrower of service of process will not invalidate the proceedings concerned;

20.2.4	without prejudice to the effectiveness of service of process on its agent under clause 20.2.1 above but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 17.2;

20.2.5	agrees that if the appointment of any person mentioned in clause 20.2.1 ceases to be effective, the Borrower shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within seven (7) days the Agent shall thereupon be entitled and is hereby irrevocably authorised by the Borrower in those circumstances to appoint such person by notice to the Borrower.

20.3	Forum non conveniens and enforcement abroad

The Borrower:

20.3.1	waives any right and agrees not to apply to the English court or other court in any jurisdiction whatsoever to stay or strike out any proceedings commenced in England on the ground that England is an inappropriate forum and/or that Proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 20.1; and

20.3.2	agrees that a judgment or order of an English court in a dispute or other matter falling within clause 20.1 shall be conclusive and binding on the Borrower and may be enforced against it in the courts of any other jurisdiction.

20.4	Right of Creditors, but not Borrower, to bring Proceedings in any other jurisdiction

20.4.1	nothing in this clause 20 limits the right of any Creditor to bring Proceedings, including third party proceedings, against the Borrower, or to apply for interim remedies, in connection with this Agreement in any other court and/or concurrently in more than one jurisdiction;

20.4.2	the obtaining by any Creditor of judgment in one jurisdiction shall not prevent such Creditor from bringing or continuing Proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

20.5	Enforceability despite invalidity of Agreement

Without prejudice to the generality of clause 13.9, the jurisdiction agreement contained in this clause 20 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

20.6	Effect in relation to claims by and against non-parties

20.6.1	For the purpose of this clause “Foreign Proceedings” shall mean any Proceedings except proceedings brought or pursued in England arising out of or in connection with or in any way related to (i) any of the Security Documents or any assets subject thereto or (ii) any action of any kind whatsoever taken by any Creditor pursuant thereto or which would, if brought by the Borrower against any Creditor, have been required to be brought in the English courts;

20.6.2	the Borrower may not bring or pursue any Foreign Proceedings against any Creditor and shall use its best endeavours to prevent persons not party to this Agreement from bringing or pursuing any Foreign Proceedings against any Creditor;

20.6.3	if, for any reason whatsoever, any Security Party and/or any third party brings or pursues against any Creditor, any Foreign Proceedings, the Borrower must indemnify such Creditor on demand in respect of any and all claims, losses, damages, demands, causes of action, liabilities, costs and expenses (including, but not limited to, legal costs) of whatsoever nature howsoever arising from or in connection with such Foreign Proceedings which such Creditor (or the Agent on its behalf) certifies as having been incurred by it;

20.6.4	the Creditors and the Borrower hereby agree and declare that the benefit of this clause 20 shall extend to and may be enforced by any officer, employee, agent or business associate of any of the Creditors against whom the Borrower brings a claim in connection howsoever with any of the Security Documents or any assets subject thereto or any action of any kind whatsoever taken by, or on behalf of or for the purported benefit of any Creditor pursuant thereto or which, if it were brought against the Creditor, would fall within the material scope of clause 20.1. In those circumstances this clause 20 shall be read and construed as if references to any Creditor were references to such officer, employee, agent or business associate, as the case may be.
IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
The Banks and their Commitments

Commitment
Name	Address and fax number	(USD)

DVB Bank SE, Nordic Branch	Lending Office	USD 49,500,000
Strandgaten 18
P.O. Box 701 S
5807 Bergen, Norway

Address for Notices
Strandgaten 18
P.O. Box 701 S
5807 Bergen, Norway

Attn: Loan Administration Dept.
Fax no: +47 55 309-450

	Total Commitment	USD 49,500,000

Schedule 2
Form of Drawdown Notice
(referred to in clause 2.4)

To:	DVB Bank SE
Strandgaten 18
P.O. Box 701 S
	5807 Bergen, Norway	[•]
USD 49,500,000
Loan Agreement dated [•] 2011 (the “Loan Agreement”)
We refer to the Loan Agreement. Words and expressions whose meanings are defined therein shall have the same meaning when used herein.
We hereby give you notice that we wish to draw down an Advance in the sum of USD [    ] on [date] and select a first Interest Period in respect thereof of [    ] months. The funds should be credited to [name and number of account] with [details of bank in New York City].
We confirm that:
(a)	no Default has occurred or will occur as a result of drawdown of the Advance herein requested;

(a)	the representations and warranties contained in clause 7 of the Loan Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(a)	the borrowing to be effected by the drawdown of such Advance will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise howsoever) to be exceeded; and

(a)	there has been no material adverse change in our financial position or in the combined financial position of ourselves, the Managers and our respective Related Companies, from that described by us to the Creditors or any of them in the negotiation of the Loan Agreement and/or in any documents or statements already delivered to the Bank in connection therewith.
By
Authorised Signatory

Schedule 3
Conditions Precedent
Part A
(referred to in clause 9.1.1)
(a)	Corporate Documents

Certified copies of all documents which evidence or relate to the constitution of each corporate Security Party and its current corporate existence;
(b)	Corporate Authorities
(i)	Certified copies of resolutions of the directors and (if required by the Banks) Shareholders of each corporate Security Party approving such of the Underlying Documents and Security Documents to which such Security Party is a party and authorising the execution and delivery thereof and performance of such Security Party’s obligations thereunder additionally certified by an officer of such Security Party as having been passed at a duly convened meeting of the directors (and Shareholders, if required) of such Security Party and as not having been amended, modified or revoked and being in full force and effect; and

(ii)	originals or Certified Copies of any powers of attorney issued by any Security Party pursuant to such resolutions;
(c)	Required Authorisations

a certificate (dated no earlier than 5 Banking Days prior to the relevant Drawdown Date) that there are no Required Authorisations or that there are no Required Authorisations except those described in such certificate and Certified Copies of which as duly executed (including any conditions and/or documents ancillary thereto) are appended thereto;
(d)	Certificate of incumbency

a list of directors and officers of each Corporate Security Party specifying the names and positions of such persons, certified by an officer of such Security Party to be true, complete and up to date;
(e)	Beneficial Ownership

evidence acceptable to the Agent confirming the beneficial ownership and control of the Borrower and the Guarantors;

(f)	Capital Structure

evidence in form and substance acceptable to the Agent as to the capital structure of the Borrower and the Guarantors;

(g)	Financial Statements

The financial statements of the Borrower and each of the Guarantors for the financial year 2007 in a form and with a content acceptable to the Agent;

(h)	Security Documents

the Shares Pledges, the Retention Account Pledge, the Collateral Guarantees, the Collateral Mortgages, the Collateral General Assignments, any Collateral Charter Assignment and (if the Approved Employment Contract is a bareboat charter) the Collateral Tripartite Deed and the Collateral Manager’s Undertakings;

(i)	Supplement to Existing Loan Agreement

an agreement supplemental to the Existing Loan Agreement in such form as the Agent may require, duly signed by the parties thereto;

(j)	Know-your-customer/Loan Administration Form

all such documentation and information as any Bank may require from any Security Party pursuant to that Bank’s “know-your-customer” requirements in respect of the Borrower and the Guarantors, together with the Loan Administration Form duly signed by the Borrower;

(k)	Specimen signatures

Certified (in a certificate dated no earlier than 5 Banking Days prior to the date of this Agreement) Copies of the signatures of the persons who have been authorised on behalf of each Security Party to execute such of the Security Documents to which such Security Party is a party and any documents issued pursuant thereto;

(l)	Certified Copies of Underlying Documents

Certified copies of the Shipbuilding Contracts and such of the Underlying Documents as are then in existence;

(k)	Retention Account

Evidence that the Retention Account has been duly opened with the Account Bank in the name of the Borrower;

(m)	Foreign legal opinions

opinions on matters of the Marshall Islands law, Liberian law and Greek law satisfactory to the Agent;

(n)	Further opinions

such further professional opinions as the Agent may reasonably require;

(o)	Fees

evidence that any fees and commissions due payable by the Borrower to any of the Creditors pursuant to the terms of clause 5.1 or any other provision of the Security Documents have been paid in full; and

(p)	Security Parties’ process agent

a letter from each Security Party’s agent for receipt of service of proceedings referred to in each of the Security Documents to which such Security Party is a party accepting its appointment under each such Security Document; and

(q)	Due diligence report

a due diligence report prepared by the Borrower’s lawyers in respect of the Security Documents, the Underlying Documents and any charter entered into in respect of the Ships, in form and substance acceptable to the Agent and its advisers.
PART B
(referred to in Clause 9.1.2)
In this Schedule 3 Part B “Relevant Advance” means the Advance which is being made available, “Relevant Ship” means the Ship in respect of which that Advance is being made available and “Relevant Owner” means the Owner which is the buyer of the Relevant Ship.
(a)	Delivery

evidence that the Relevant Ship has been delivered to the Relevant Owner in accordance with the relevant Shipbuilding Contract (including, but not limited to, builder’s certificate, bill of sale, protocol of delivery and acceptance) and evidence that all amounts (other than those payable by the Relevant Advance) have been paid to the Builder under the relevant Shipbuilding Contract;

(b)	The Relevant Ship

evidence that the Relevant Ship:
(i)	Registration and Encumbrances

is registered in the name of the Relevant Owner through the Registry under the laws and flag of the Flag State and that the Ship and her Earnings, Insurances and Requisition Compensation (as defined in the Mortgage) are free of Encumbrances except Permitted Encumbrances;

(ii)	Classification

maintains the Classification free of all requirements and recommendations of the Classification Society (such evidence to be provided at least 2 days prior to the relevant Drawdown Date and details of the Classification and Classification Society to be provided at least 15 days prior to the relevant Drawdown Date);

(iii)	Insurance
is insured in accordance with the provisions of the Relevant Ship Security Documents and all requirements of the Security Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which the Relevant Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to the Relevant Ship), such evidence to be provided at least 5 days prior to the relevant Drawdown Date;
(b)	Title

evidence that good title to the Relevant Ship has been transferred to the Relevant Owner;

(c)	Security Documents

the Guarantee from the Relevant Owner, the Earnings Account Pledge, the Mortgage, the General Assignment, any Charter Assignment (and if the relevant Approved Employment Contract is a bareboat charter, the Tripartite Deed) and the Manager’s Undertakings in respect of the Relevant Ship duly executed and delivered;

(d)	Mortgage registration

evidence that the Mortgage in respect of the Relevant Ship has been registered against the Relevant Ship through the Registry under the laws and flag of the Flag State;

(e)	Notices of assignment and acknowledgements

original duly executed notices of assignment together with original duly executed acknowledgements thereof required by the terms of the Security Documents relating to the Relevant Ship and in the forms prescribed by such Security Documents;

(f)	Foreign legal opinions

opinions on matters of Liberian law and Greek law satisfactory to the Agent;

(g)	Further opinions

such further professional opinions as the Agent may reasonably require;

(h)	Security Parties’ process agent

a letter from each Security Party’s agent for receipt of service of proceedings referred to in each further Security Document to which the relevant Security Party is a party, accepting its appointment under each of the relevant Security Documents;

(i)	Underlying Documents

a certified copy of the Management Agreements and any Approved Employment Contract in respect of the Relevant Ship, in a form and with a content acceptable to the Agent and a certified copy of any time charter, voyage charter, pool agreement or contract of affreightment in respect of the Relevant Ship;
(k)	Earnings Account

Evidence that the Earnings Account in respect of the Relevant Ship has been duly opened with the Account Bank in the name of the relevant Owner;

(l)	Fees and commissions

evidence that any fees and commissions due payable by the Borrower to any of the Creditors pursuant to the terms of clause 5.1 or any other provision of the Security Documents have been paid in full;

(m)	Insurance opinion

an opinion from insurance consultants to the Agent, on the insurances effected or to be effected in respect of the Relevant Ship, confirming that the Relevant Ship is insured on terms approved by the Agent (acting on the instructions of the Banks); and

(n)	Valuation

a valuation of the Relevant Ship made in accordance with Clause 8.2.2 and dated not earlier than 14 days before the Drawdown Date relative to the Relevant Advance;

(o)	Survey Report

a technical survey report in respect of the Ship in a form and substance acceptable to the Banks prepared by an independent marine surveyor appointed, at the expense of the Borrower, by the Agent;

(p)	Registration forms

such statutory forms duly signed by the Borrower and the other Security Parties as may be required by the Agent to perfect the security contemplated by the Security Documents;

(q)	DOC and application for SMC

Certified Copies of the DOC, ISSC, (if applicable) IAPP and EIAPP Certificates in respect of the Relevant Ship and either, (i) a Certified Copy of the SMC therefor or (ii) evidence satisfactory to the Agent that the Operator has applied to the relevant Regulatory Agency for an SMC for such Ship to be issued pursuant to the Code within any time limit required or recommended by such Regulatory Agency and evidence that the Relevant Ship and the Managers are in compliance with the ISM Code and the ISPS Code;

(r)	Ship documents

Certificate confirming that the Relevant Ship is free from asbestos or glass wool and nuclear products, copy of the Relevant Ship’s stability booklet (including but not limited to, copy the approval page and copy of the page where the Relevant Ship’s light displacement ton is described) and evidence of the Relevant Ship’s description for chartering purposes (including but not limited to, Form C for liquefied petroleum gas vessels);

(s)	Further conditions precedent

evidence of fulfilment of such further conditions precedent as the Agent may reasonably require; and

(t)	“Bring-down”

if required by the Agent, evidence, including a “bring-down” certificate in a form acceptable to the Agent, that all conditions precedent in respect of already drawn Advances have been fulfilled and continue in place.

(u)	Supplement to the Existing Loan Agreement

such additional documentation as shall be required upon delivery of the Relevant Ship by the Builder to the Relevant Owner pursuant to the terms of the agreement supplemental to the Existing Loan Agreement referred to at item (i) in Part A of Schedule 3.

Schedule 4
Form of Transfer Certificate
(referred to in clause 15.3)
TRANSFER CERTIFICATE
Banks are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Loan Agreement without further ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services and Markets Act 2000 and regulations made thereunder and similar statutes which may be in force in other jurisdictions
To:	[•] as agent on its own behalf and on behalf of the Borrower, the Banks, the Security Trustee, the Underwriter and the Arranger defined in the Loan Agreement referred to below.
[Date]
Attention: [•]
This certificate (“Transfer Certificate”) relates to a loan agreement dated [•] 2011 (the “Loan Agreement”) and made between StealthGas Inc. (the “Borrower”), (2) DVB Bank SE, Nordic Branch as Arranger, Underwriter, Agent and Security Trustee and (3) the banks and financial institutions defined therein as banks (the “Banks”) in relation to a loan of up to forty nine million five hundred thousand Dollars (USD49,500,000). Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings when used in this Transfer Certificate.
In this Certificate:
the “Transferor” means [full name] of [lending office]; and
the “Transferee” means [full name] of [lending office].
1.	The Transferor with full title guarantee assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as a Bank under or by virtue of the Loan Agreement and all the Security Documents in relation to [•] per centum ([•]%) of the [Contribution] [Commitment] of the Transferor (or its predecessors in title) in respect of the Loan.

2.	By virtue of this Transfer Certificate and clause 15 of the Loan Agreement, the Transferor is discharged [entirely from its [Contribution] [Commitment] in respect of the Loan which percentage represents USD [•]].

3.	The Transferee hereby requests the Agent (on behalf of itself, the Borrower, the Security Trustee, the Arranger and the Banks) to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of clause 15.3 of the Loan Agreement so as to take effect in accordance with the terms thereof on [date of transfer].

4.	The Transferee:

4.1	confirms that it has received a copy of the Security Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

4.2	confirms that it has not relied and will not hereafter rely on the Transferor or any other Creditor to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any of the Security Documents or any such documents or information;

4.3	agrees that it has not relied and will not rely on the Transferor or any of the other Creditors to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party (save as otherwise expressly provided therein);

4.4	warrants that it has power and authority to become a party to the Loan Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Security Documents; and

4.5	if not already a Bank, appoints (i) the Agent to act as its agent and (ii) the Security Trustee to act as its Security Trustee and trustee, as provided in the Security Documents and agrees to be bound by the terms of each of the Security Documents.

5.	The Transferor:

5.1	warrants to the Transferee that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;

5.2	warrants to the Transferee that this Transfer Certificate is binding on the Transferor under the laws of England, the country in which the Transferor is incorporated and the country in which its lending office is located; and

5.3	agrees that it will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Transfer Certificate or for a similar purpose.

6.	The Transferee hereby undertakes with the Transferor and each of the other parties to the Security Documents that it will perform in accordance with its terms all those obligations which by the terms of the Security Documents will be assumed by it after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

7.	By execution of this Transfer Certificate on their behalf by the Agent and in reliance upon the representations and warranties of the Transferee, the Borrower and each of the Creditors accept the Transferee as a party to the Security Documents with respect to all those rights and/or obligations which by the terms of the Security Documents will be assumed by the Transferee (including without limitation those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent, the Underwriter, the Arranger and the Security Trustee as provided by the Loan Agreement) after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

8.	None of the Transferor or the Creditors:

8.1	makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any of the Security Documents or any document relating thereto; or

8.2	assumes any responsibility for the financial condition of or any Security Party or any party to any such other document or for the performance and observance by or any Security Party or any party to any such other document (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded (except as aforesaid).

9.	The Transferor and the Transferee each undertake that they will on demand fully indemnify the Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter concerned with or arising out of it unless caused by the Agent’s gross negligence or wilful misconduct, as the case may be.

10.	The agreements and undertakings of the Transferee in this Transfer Certificate are given to and for the benefit of and made with each of the other parties to the Security Documents.

11.	This Transfer Certificate shall be governed by, and construed in accordance with, English law.

Transferor	Transferee

By:	By:
Dated:	Dated:
Agent
Agreed for and on behalf of itself as Agent, the Borrower, the Security Trustee, the Arranger, the Underwriter and the Banks.

[•]

By:
Dated:
NOTE: The execution of this Transfer Certificate alone may not transfer a proportionate share of the Transferor’s interest in the security constituted by the Security Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of the Transferee to ascertain whether any other documents are required to perfect a transfer of such a share in the Transferor’s interest in such security in any such jurisdiction and, if so, to seek appropriate advice and arrange for execution of the same.

The Schedule
Outstanding Contribution: USD [•]
Commitment: USD [•]
Portion Transferred: [•]%
Administrative Details of Transferee
Name of Transferee:
Lending Office:
Contact Person:
(Loan Administration Department)
Telephone:
Telefax No:
Contact Person:
(Credit Administration Department)
Telephone:
Telefax No:
[Account for payments:]

Schedule 5
Form of Trust Deed
THIS DECLARATION OF TRUST made by DVB Bank SE, Nordic Branch (the “Security Trustee”) is made on [•] 2011 and is supplemental to (and made pursuant to the terms of) a loan agreement dated [•] 2011 (the “Agreement”) and made between (1) StealthGas Inc. as Borrower, (2) DVB Bank SE, Nordic Branch as Arranger, Underwriter, Agent and Security Trustee and (3) the banks and financial institutions defined therein as the “Banks”. Words and expressions whose meanings are defined in the Agreement shall have the same meanings when used in this Deed.
NOW THIS DEED WITNESSETH as follows:
1.	The Security Trustee hereby acknowledges and declares that, from the date of this Deed, it holds and shall hold the Trust Property on trust for certain of the other Creditors on the terms and basis set out in the Agreement.

2.	The declaration and acknowledgement contained in paragraph 1 above shall be irrevocable.
IN WITNESS whereof the Security Trustee has executed this Deed the day and year first above written.

SIGNED, SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
DVB Bank SE, Nordic Branch	)
as Security Trustee	)	Authorised Signatory

Schedule 6
Form of Compliance Certificate

To: From:	DVB Bank SE, Nordic Branch (as Agent) StealthGas Inc.
Date [          ] 200[ ]
Re:	loan facility agreement dated [•] 2011 (the “Loan Agreement”) for a loan of up to USD49,500,000 made between (1) StealthGas Inc. as Borrower, (2) DVB Bank SE, Nordic Branch as Arranger, Underwriter, Agent and Security Trustee and (3) DVB Bank SE, Nordic Branch and certain other banks (as Banks).
Dear Sirs
We refer to the Loan Agreement. Words and expressions whose meanings are defined in the Loan Agreement shall have the same meanings when used herein.
We hereby confirm that [except as stated below] as at the date hereof to the best of our knowledge and belief after due inquiry:-
1.	all the Borrower’s negative undertakings in the Loan Agreement set out in clause 8 are being fully complied with, and, in particular, by reference to the latest [audited][unaudited] financial statements, management accounts and all other current relevant information available to us:
(a)	the ratio of EBITDA to Interest Expense in respect of the Corporate Guarantor’s Group is [ ] to 1;

(b)	the Total Liabilities divided by the Total Assets (adjusted for market values) of the Corporate Guarantor’s Group is [ ]%;

(c)	the Security Value is USD[ ], which is [greater/less] than the Required Security Amount; and

(d)	the aggregate of cash or cash equivalent balances held in accounts in the name of the Borrower, free of Encumbrances (other than any created by the Security Documents) is not less than USD10,000,000;
2.	no Default has occurred
3.	the representations set out in clause 7 of the Loan Agreement are true and accurate with reference to all facts and circumstances now existing and all Required Authorisations have been obtained and are in full force and effect.
[State any exceptions/qualifications to the above statements]

Yours faithfully

StealthGas Inc.

By	By
Chief Financial Officer: Stealthgas Inc.	Director: Stealthgas Inc.

Schedule 7
Form of Loan Administration Form
To: Loans Administration
       [DVB entity]
       [address]
[Date]
Attention: Loans Administration
Providing financing to StealthGas Inc. (the “Company”) in relation to [m.v.][hull(s) No] [•] (the “Financing”).
We refer to the Financing and loan facility agreement dated [•] (the “Loan Agreement”) for a loan of up to USD 49,500,000 made between (1) StealthGas Inc. as Borrower, (2) DVB Bank SE, Nordic Branch as Arranger, Underwriter, Agent and Security Trustee and (3) DVB Bank SE, Nordic Branch and certain other banks (as Banks).
Terms and expressions not otherwise defined herein shall have the meaning given to them in the Loan Agreement.
We hereby appoint the following persons to act as our point of contact with regards to any issue arising in connection with the administration to the Loan Agreement or any other documents related to the Financing:
1. [name, title, address, phone, fax, mobile, email]
2. [name, title, address, phone, fax, mobile, email]
3. [name, title, address, phone, fax, mobile, email]
No one other the Director of each Company or the persons listed above (the “Authorised Persons”) is authorised to request any information from you regarding the Facility Agreement or any other matter related to the Financing or a Company or communicate with you in any way regarding the forgoing in and under any circumstances.
For the avoidance of doubt, the following are the Directors of the Company:
1.	.[name, title, address, phone, fax, mobile, email]

2.	.[name, title, address, phone, fax, mobile, email]

3.	.[name, title, address, phone, fax, mobile, email]
This list of authorised persons may only be amended, modified or varied in writing by an Authorised Person with copy to the other Authorised Persons.
We agree to indemnify you and hold you harmless in relation to any information you provide to any Authorised Person.
This letter shall be governed and construed in accordance with English law.
Yours sincerely
Stealthgas Inc.

Execution Page

SIGNED by Panagiotis Vafias for and on behalf of STEALTHGAS INC.	) ) )	/s/ Panagiotis Vafias Attorney-in-fact

SIGNED by Paul Hauge for and on behalf of DVB BANK SE, Nordic Branch as Arranger, Underwriter, Agent and Security Trustee	) ) ) ) )	/s/ Paul Hauge Attorney-in-Fact

SIGNED by Paul Hauge for and on behalf of DVB BANK SE, Nordic Branch as Bank	) ) ) )	/s/ Paul Hauge Attorney-in-fact